Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

GEORGIA-PACIFIC CORPORATION,

GEORGIA-PACIFIC BUILDING MATERIALS SALES, LTD.

and

ABP DISTRIBUTION INC.

March 12, 2004

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SECTION 8.4	Environmental Liabilities
SECTION 8.5	Product Liability Claim Procedures
SECTION 8.6	Procedures Relating to Non-Third Party Claims (other than Pre-Closing Environmental Liabilities and Product Liability Claims).
SECTION 8.7	Losses Net of Insurance; No Consequential Damages; Mitigation of Damages; Etc
SECTION 8.8	Termination of Indemnification
SECTION 8.9	Acknowledgment
SECTION 8.10	Setoff
SECTION 8.11	Further Assurances

ARTICLE IX General Provisions

SECTION 9.1	Notices
SECTION 9.2	Severability
SECTION 9.3	Counterparts
SECTION 9.4	Entire Agreement; No Third Party Beneficiaries
SECTION 9.5	Attachments
SECTION 9.6	Governing Law
SECTION 9.7	Consent to Jurisdiction
SECTION 9.8	Publicity
SECTION 9.9	Assignment
SECTION 9.10	Designated Affiliates
SECTION 9.11	Remedies; Specific Performance

ARTICLE X Definitions

SECTION 10.1	Definitions
SECTION 10.2	Construction and Interpretation of Certain Terms and Phrases

EXHIBITS

Exhibit A	Human Resources Agreement
Exhibit B	Real Property Purchase and Sale Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of IT Support Services Agreement
Exhibit E	Form of Master Purchase, Supply and Distribution Agreement
Exhibit F	Form of Agreement Concerning Private Label Agreements

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of March 12, 2004, by and among Georgia-Pacific Corporation, a Georgia corporation (“GP” or a “Seller”), Georgia-Pacific Building Materials Sales, Ltd., a New Brunswick corporation and a wholly owned subsidiary of GP (“GPBMS” or a “Seller” and, together with GP, “Sellers”), and ABP Distribution Inc., a Georgia corporation (“Purchaser”).

PRELIMINARY STATEMENT

Sellers and Purchaser wish to provide for the sale to Purchaser of the Acquired Assets and the assumption by Purchaser of the Assumed Liabilities, upon the terms and subject to the conditions set forth in this Agreement.

Sellers and Purchaser desire to enter into the Ancillary Documents.

This Agreement has been approved and adopted by the respective boards of directors of each Seller and Purchaser.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I

Purchase and Sale of Acquired Assets; Assumption of Assumed Liabilities

SECTION 1.1                 Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing and for the consideration specified in this Article I, each Seller agrees to, or to cause its affiliates to, sell, assign, transfer, convey and deliver to Purchaser, or one or more of its affiliates designated by it, free and clear of all Liens (other than Permitted Liens), all of its legal and beneficial right, title and interest in, to and under the Acquired Assets and the Assumed Liabilities, and Purchaser agrees to, or to cause one or more affiliates designated by it to, purchase, acquire and accept from each Seller or its affiliates all such legal and beneficial right, title and interest in, to and under the Acquired Assets and to assume, be responsible for and perform all the Assumed Liabilities.

SECTION 1.2                 Acquired and Excluded Assets.

(a)           Except as set forth below or in Section 1.2(b), the term “Acquired Assets” shall mean all legal and beneficial right, title and interest of each Seller and, if applicable, its affiliates on the Closing Date in, to and under all of Sellers’ or such affiliates’ assets, privileges, claims, rights, properties and Contracts of whatever kind or nature, real and personal, tangible and intangible, absolute or contingent, owned, held or leased by Sellers or such affiliates primarily related to or primarily used in the operation of the Business, including, but not limited to, the following assets:

(i)            the real property leases, subleases, leaseholds and other interests in leased real property listed on Schedule 1.2(a)(i), together with the right, title and interest of the Business in and to all buildings, improvements, structures, facilities, fixtures and all other appurtenances thereto (each, a “Lease”), and all such Leases entered into after the date of this Agreement and prior to the Closing Date in accordance with Section 5.1;

(ii)           all inventories or raw materials, work-in-process, finished goods, parts, office and other supplies, packaging materials and other inventories of the Business to the extent reflected in Target Working Capital, as the same may be adjusted in the Final Working Capital Statement (the “Inventory”);

(iii)          all accounts receivable of the Business to the extent reflected in Target Working Capital, as the same may be adjusted in the Final Working Capital Statement (the “Accounts Receivable”);

(iv)          all furniture, fixtures, tools, machinery, equipment, parts, office and other supplies and other items of tangible personal property of each Seller primarily related to or primarily used in the operation of the Business, whether located on site at the Real Property or off site, to the extent such personal property is stored or used off site in the ordinary course of the operation of the Business (excluding the items listed on Schedule 1.2(a)(iv)) (the “Personal Property”);

(v)           the Trademarks specifically identified on Schedule 1.2(a)(v) (the “Specified Brands”);

(vi)          the Owned Business Intellectual Property (other than the Specified Brands) including, without limitation, the Patents and Copyrights specifically listed on Schedule 1.2(a)(vi);

(vii)         the Computer Hardware owned by each Seller or its affiliates and relating primarily to and used in the operation of the Business (the “Acquired Computer Hardware”), including, without limitation, the Computer Hardware specifically listed on Schedule 1.2(a)(vii) and all such Acquired Computer Hardware acquired after the date hereof and prior to the Closing Date in accordance with Section 5.1;

(viii)        all rights of each Seller and its affiliates under all Contracts relating solely to the Acquired Computer Hardware (the “Acquired Computer Hardware Contracts”), including, without limitation, the Acquired Computer Hardware Contracts specifically listed on Schedule 1.2(a)(viii), and all Acquired Computer Hardware Contracts entered into after the date hereof and prior to the Closing Date in accordance with Section 5.1;

(ix)           subject to Section 5.12(c), all GP Owned Computer Software relating solely to and used solely in the operation of the Business (the “Acquired GP Owned Computer Software”), including, without limitation, the Contracts specifically listed as set forth on Schedule 1.2(a)(ix); and all such Acquired GP

Owned Computer Software acquired after the date hereof and prior to the Closing Date in accordance with Section 5.1;

(x)            all rights of each Seller and its affiliates under all Contracts for Licensed Computer Software relating solely to and used solely in the operation of the Business (the “Acquired GP Licensed Computer Software”), including, without limitation, the Contracts specifically listed on Schedule 1.2(a)(x), and all such Acquired GP Licensed Computer Software licensed after the date hereof and prior to the Closing Date in accordance with Section 5.1; provided, however, that the parties hereunder acknowledge that obtaining Necessary Consents may be required;

(xi)           except to the extent the transfer of the following information is prohibited or restricted by applicable law, all electronically stored information and data, in the standard extracted data format, whether contained in a database or otherwise (collectively, “Data”), that is used solely in the operation of the Business or, subject to Section 5.12(d), is necessary to operate the Business as the Business was operated as of the Closing Date (other than any information or data related to affirmative action plans or related books and records) (collectively, “Necessary Data”), including, without limitation, any Data required to be delivered pursuant to any Ancillary Documents, which Data is a part of the Acquired Assets, and including, without limitation, for the purposes of clarity, environmental Necessary Data and MSDS Necessary Data;

(xii)          all cellular telephone numbers that are as of the Closing Date (A) exclusively used by Business Employees; (B) held in the name of Seller by each applicable third party cellular service provider (and not in the name of Business Employees); and (C) in the case of either clause (A) or (B), assignable or transferable to Purchaser; provided, however, that any consent, transfer or assignment fees in connection therewith shall be borne by Purchaser;

(xiii)         to the extent their transfer is permitted under applicable laws, (A) the permits, licenses, approvals and authorizations by or from Governmental Entities relating solely to and used in the operation of the Business and held in the name of either Seller or its affiliates, as specifically listed on Schedule 1.2(a)(xiii) (the “Permits”) and (B) all such Permits obtained after the date hereof and prior to the Closing Date in accordance with Section 5.1;

(xiv)        except as set forth in this Section 1.2, all rights of each Seller or its affiliates under executory contracts, leases, indentures, joint venture and other agreements, commitments and all other legally binding arrangements, whether oral or written (including, without limitation, rights of each Seller and its affiliates under all manufacturer and/or supplier warranties applicable to Inventory acquired by Purchaser on the Closing Date as set forth in Section 1.2(a)(xxv)) (“Contracts”), relating solely to and used in the operation of the Business, and all such Contracts entered into after the date hereof and prior to the Closing Date in accordance with Section 5.1 (excluding (A) all Contracts relating to benefit plans and arrangements referred to in Section 3.17 that are not expressly required to be assumed by Purchaser under the Human Resources Agreement, (B) all Contracts relating to Computer Hardware or Computer Software, (C) such other excluded Contracts set forth elsewhere in this Section 1.2(a), and (D) the Contracts specifically listed on Schedule 1.2(a)(xiv));

(xv)         all books of account, financial and accounting records, files (including personnel files, workers’ compensation claim files and other employee books and records pertaining to Transferring Employees except as set forth in Section 1.2(b)(xiii)), invoices and supplier and customer lists relating solely to and used in the operation of the Business and owned by either Seller on the Closing Date, except to the extent used in connection with the businesses of either Seller or any of its affiliates other than the Business (and in such case copies are to be made available to Purchaser) or required by applicable law to be retained by either Seller;

(xvi)        any cash and cash equivalents in the form of legal currency of the United States or Canada on hand at any of the locations of the Business that is used as petty cash in the ordinary course of the operation of the Business (“Petty Cash”);

(xvii)       any current prepaid expenses and other current assets of the Business to the extent reflected in Target Working Capital, as the same may be adjusted in the Final Working Capital Statement;

(xviii)      all rights, claims, causes of action, recoveries and rights of reimbursement arising out of, relating to or otherwise in any way in respect of, the Acquired Assets or, except as set forth in Section 1.3(b), the Assumed Liabilities;

(xix)         all confidentiality and/or nondisclosure agreements entered into within the nine (9) months prior to the date of this Agreement by either Seller or its representatives in connection with GP’s consideration of strategic alternatives with respect to the Business (excluding such agreements between either Seller or its affiliates with any of its financial advisors or other representatives);

(xx)          to the extent their transfer is permitted by applicable service providers, all right, title and interest of the Sellers or their affiliates in and to the operating telephone numbers for the Real Property and all other telephone numbers relating solely to the Business; provided, however, that any consent, transfer or assignment fees in connection herewith shall be borne by Purchaser;

(xxi)         all vehicles (including cars, trucks, tractors, trailers, vans and other transportation rolling stock) owned by either Seller or its affiliates and used primarily in the Business including, without limitation, those set forth on Schedule 1.2(a)(xxi), and all such vehicles acquired by either Seller or its affiliates after the date hereof and prior to the Closing Date in accordance with Section 5.1;

(xxii)        all rights of each Seller under collective bargaining agreements listed on Schedule 1.2(a)(xxii) and all collective bargaining agreements entered into after the date hereof and prior to the Closing Date in accordance with Section 5.1;

(xxiii)       all rights of each Seller and its affiliates under vehicle lease agreements to which either Seller or its affiliates is a party primarily related to or primarily used in the operation of the Business and listed on Schedule 1.2(a)(xxiii), and all such vehicle lease agreements entered into after the date hereof and prior to the Closing Date in accordance with Section 5.1;

(xxiv)       all rights of each Seller under operating leases relating to tangible personal property (other than vehicles) of each Seller primarily related to or primarily used in the operation of the Business, whether located on site at the Real Property or off site, to the extent such personal property is stored or used off site in the ordinary course of the operation of the Business;

(xxv)        all rights of each Seller and its affiliates under all manufacturer and/or supplier warranties applicable to Inventory acquired by Purchaser on the Closing Date; and

(xxvi)       all other assets, properties, rights and claims of either Seller or its affiliates of any kind and nature primarily related to or primarily used in the operation of the Business (other than the Excluded Assets and Owned Real Property) not otherwise described above.

 (b)          Notwithstanding anything in this Agreement to the contrary, all assets, properties and rights of either Seller or any of its affiliates not primarily related to or primarily used in the operation of the Business or specifically identified as an Acquired Asset pursuant to Section 1.2(a), including, but not limited to, the following assets, properties and rights of each Seller or any of its affiliates (collectively, the “Excluded Assets”), shall be excluded from and shall not constitute any part of the Acquired Assets:

(i)            other than Petty Cash, all cash and cash equivalents on hand, all cash in banks, all bank accounts, all lock boxes and lock box receipts and all certificates of deposit and other bank deposits owned or held by either Seller or any of its affiliates;

(ii)           any noncurrent prepaid expenses, prepaid assets and deposits relating solely to the Business, including prepaid charges related to GP’s headquarters building;

(iii)          all rights of either Seller or any of its affiliates under this Agreement and the agreements, instruments and certificates delivered in connection with this Agreement, qualifications to conduct business, taxpayer and other identification numbers, corporate seals, minute books, stock transfer records, and any other document relating to the organization, maintenance or existence of either Seller or any of its affiliates as a corporation, and all corporate, financial and other records of either Seller or any of its affiliates;

(iv)          (A) all records prepared in connection with the sale of the Acquired Assets, including bids received from third persons and analyses relating to the Acquired Assets (but excluding the confidentiality and/or nondisclosure agreements referenced in Section 1.2(a)(xix)), and (B) any confidential information of third parties that is contained within records relating to the Business, or otherwise held under an obligation of confidentiality that is not assumed by Purchaser or its affiliates pursuant to this Agreement;

(v)           all rights, claims, causes of action, recoveries and rights of reimbursement arising out of, relating to or otherwise in any way in respect of the Excluded Liabilities or the Excluded Assets, including rights, claims, causes of action and recoveries under insurance policies relating thereto or to the Business, the Acquired Assets or the Assumed Liabilities (other than as set forth in Section 1.3(c));

(vi)          all rights to claims available to or being pursued by either Seller or any of its affiliates for refunds of or credits against Taxes attributable to either Seller or any of its affiliates arising out of, relating to or otherwise in any way in respect of Pre-Closing Tax Periods (determined as if such taxable period ended as of the close of business on the Closing Date);

(vii)         any consolidated, combined, unitary or separate company Tax Return arising out of, relating to or otherwise in any way in respect of Income Taxes that includes either Seller or any of its affiliates and records and work papers used in preparation thereof;

(viii)        all rights of either Seller, any of its affiliates or the Business arising out of, relating to or otherwise in any way in respect of any Intercompany Accounts;

(ix)           all rights of either Seller or any of its affiliates arising out of, relating to or otherwise in any way in respect of any Intercompany Trade Payables;

(x)            all rights of either Seller or any of its affiliates arising out of, relating to or otherwise in any way in respect of any reimbursements from any Governmental Entity of amounts paid by either Seller or any of its affiliates for environmental remediation or condemnation relating to any period prior to the Closing Date;

(xi)           except as otherwise set forth in the Human Resources Agreement, any asset arising out of, relating to or otherwise in any way in respect of any Seller Benefit Plan, including, but not limited to, the right to receive assets of any such plan upon termination thereof;

(xii)          all Intellectual Property not relating solely to and used exclusively in the operation of the Business as of the Closing Date (including, without limitation, the Patents, Copyrights, Trade Secrets and other intellectual property that will be licensed to the Purchaser as contemplated by Section 5.17(b); all Trademarks not defined as part of the Specified Brands (including, without limitation, all GP Trademarks); all GP Owned Computer Software other than the Acquired GP Owned Computer Software; all Licensed Computer Software; and all Data other than the Necessary Data (subject to the rights of co-ownership as set forth in Section 5.12(d)); and all Internet Protocol addresses as assigned to GP and registered with the American Registry of Internet Numbers;

(xiii)         all affirmative action plans and related books and records pertaining to the Business Employees and any other employee books and records the transfer of which is prohibited or restricted by applicable law;

(xiv)        all assets, properties and rights arising out of, relating to or otherwise in any way in respect of GP relating to GP’s GPTV satellite network installations and equipment;

(xv)         all policies of insurance of either Seller or any of its affiliates and all of the rights of either Seller or any of its affiliates thereunder (other than as set forth in Section 1.3(c));

(xvi)        all rights of each Seller and its affiliates under all manufacturer and/or supplier warranties applicable to products or items purchased, sold, consigned, marketed, stored, delivered, distributed or transported by the Business,  by either Seller or any of its affiliates prior to the Closing Date (other than with respect to Inventory acquired by Purchaser on the Closing Date);

(xvii)       all rights of each Seller and its affiliates under the private label contracts described on Schedule 1.2(b)(xvii), subject to the provisions of the Agreement Concerning Private Label Agreements; and

(xviii)      all assets, properties and rights of either Seller or any of its affiliates identified on Schedule 1.2(b)(xviii).

SECTION 1.3                 Assumed and Excluded Liabilities.

(a)           Upon the terms and subject to the conditions of this Agreement, Purchaser hereby agrees to, or to cause one or more of its affiliates designated by Purchaser to, assume, effective as of the Closing, and agrees at all times thereafter to be responsible for, pay, perform and discharge when due only the following obligations and liabilities (whether contingent or otherwise) (collectively, the “Assumed Liabilities”):

(i)            the liabilities (including accounts payable, bank overdrafts and other current liabilities) of the Business to the extent reflected, or to the extent amounts are expressly reserved therefor, in the Target Working Capital Statement, as the same may be adjusted in the Final Working Capital Statement;

(ii)           all Intercompany Trade Payables to the extent reflected in Target Working Capital, as the same may be adjusted in the Final Working Capital Statement;

(iii)          (A) all obligations and liabilities of either Seller or any of its affiliates arising out of, relating to or otherwise in any way in respect of Contracts included in the Acquired Assets to the extent such obligations or liabilities (1) arise out of events or conditions occurring on or after the Closing Date or arise out of the operation of the Business on or after the Closing Date or (2) are assumed pursuant to the Human Resources Agreement, and (B) all performance obligations of either Seller or any of its affiliates arising out of, relating to or otherwise in any respect of Contracts included in the Acquired Assets to the extent such performance obligations (1) arise out of events or conditions occurring on or after the Closing Date or arise out of the operation of the Business on or after the Closing Date, (2) arise, mature or become due on or after the Closing Date or (3) are reflected in Target Working Capital, as the same may be adjusted in the Final Working Capital Statement;

(iv)          all obligations and liabilities (whether or not arising from acts or omissions) of either Seller arising out of, relating to or otherwise in any way in respect of claims for personal injury, wrongful death or property damage resulting from exposure to, or any other warranty claims, refunds, rebates, property damage, product recalls, defective material claims, merchandise returns and/or any similar claims with respect to, Inventory acquired by Purchaser on the Closing Date, including products, or items purchased, sold, consigned, marketed, stored, delivered, distributed or transported by Purchaser or its affiliates on or after the Closing Date;

(v)           all obligations and liabilities arising out of, relating to or otherwise in any way in respect of the Real Property Leases to the extent such obligations or liabilities arise out of events or conditions occurring on or after the Closing Date or arise out of the operation of the Business on or after the Closing Date;

(vi)          all obligations and liabilities arising out of, relating to or otherwise in any way in respect of any Transferring Employee (as defined in the Human Resources Agreement) but only to the extent provided in the Human Resources Agreement;

(vii)         all obligations and liabilities arising out of, relating to or otherwise in any way in respect of Taxes (other than as contemplated in Section 5.11 and other than Income Taxes described in Section 1.3(b)(ii)) attributable to the Business or the Acquired Assets for all taxable periods commencing after the Closing Date including the portion after the Closing Date of any taxable period that includes, but does not end on, the Closing Date;

(viii)        all obligations and liabilities of either Seller arising out of, relating to or otherwise in any way in respect of Permits to the extent such obligations or liabilities arise out of events or conditions occurring on or after the Closing Date or arise out of the operation of the Business on or after the Closing Date;

(ix)           all obligations and liabilities identified on Schedule 1.3(a)(ix); and

(x)            all obligations and liabilities arising out of, relating to or otherwise in any respect of Permitted Liens to the extent such obligations or liabilities arise out of events or conditions occurring on or after the Closing Date or arise out the operation of the Business on or after the Closing Date.

(b)           Purchaser and its affiliates are not assuming and shall not be responsible or liable for, and Sellers shall retain and shall indemnify, defend and hold harmless Purchaser and its affiliates from, all obligations or liabilities (whether contingent or otherwise) of either Seller or any of its affiliates, other than the Assumed Liabilities (all such liabilities that are not being assumed by Purchaser or its affiliates, the “Excluded Liabilities”), including, but not limited to, the following obligations and liabilities:

(i)            all obligations and liabilities of either Seller or any of its affiliates to the extent arising out of, relating to or otherwise in any way in respect of the Excluded Assets (other than Intercompany Trade Payables);

(ii)           all obligations and liabilities of either Seller or any of its affiliates arising out of, relating to or otherwise in any way in respect of Income Taxes, including (A) Income Taxes of GP’s Federal consolidated Income Tax group (and any other Income Tax group under any Treasury Regulation under Section 1502 of the Code or any comparable provisions of foreign, state or local law), and (B) Income Taxes resulting from the sale and transfer from Sellers to Purchaser of the Acquired Assets but excluding any Transfer Taxes;

(iii)          all obligations and liabilities of either Seller, any of its affiliates or the Business arising out of, relating to or otherwise in any way in respect of any Intercompany Accounts;

(iv)          all obligations and liabilities of either Seller or any of its affiliates arising out of, relating to or otherwise in any way in respect of Contracts included in the Acquired Assets to the extent such obligations or liabilities arose prior to the Closing Date, except to the extent such obligations or liabilities are assumed by Purchaser pursuant to Section 1.3(a)(iii);

(v)           all obligations and liabilities of either Seller or any of its affiliates arising out of, relating to or otherwise in any way in respect of this Agreement, the Human Resources Agreement and any other Ancillary Document, or the agreements delivered or to be delivered by Sellers or their affiliates in connection with the transactions contemplated hereby;

(vi)          all obligations and liabilities (whether or not arising from acts or omissions) of either Seller or any of its affiliates arising out of, relating to or otherwise in any way in respect of any Product Liability Claims with respect to products purchased, sold, marketed, stored, delivered, distributed or transported by Sellers, their respective affiliates and/or the Business prior to the Closing Date, including, without limitation, claims, obligations or liabilities relating to the presence or alleged presence of ACM, formaldehyde-containing materials, other Hazardous Materials or CCA in any product or item purchased, sold, marketed, stored, delivered, distributed or transported by Sellers, their affiliates or the Business prior to the Closing Date;

(vii)         all Pre-Closing Environmental Liabilities arising out of or relating to the Business and/or the Acquired Assets including, but not limited to, Real Property currently or formerly owned or operated in connection with the Business, either Seller or any of its affiliates; and

(viii)        except as set forth in the Human Resources Agreement, all obligations and liabilities in respect of lawsuits, actions and proceedings arising out of, relating to or otherwise in any way in respect of the Business or the operation or use of the Acquired Assets prior to the Closing Date.

(c)           Insurance Proceeds.  If between the date of this Agreement and the Closing, (i) any loss or damage to any Acquired Asset shall occur from fire, casualty or any other occurrence, (ii) Sellers do not at their discretion replace or restore such Acquired Asset prior to the Closing Date and (iii) the Closing occurs, then all insurance proceeds received by Sellers (whether before or after Closing) as a result of such loss or damage plus any additional sums necessary to replace any such Acquired Asset will be delivered by Sellers to Purchaser.  For the avoidance of doubt, Sellers shall not otherwise have any obligation to replace or restore any such property if such monies are assigned and delivered to Purchaser.  Sellers shall have the sole right and authority to provide notices and claims to the applicable insurance carrier and otherwise to communicate and negotiate with such carrier, but shall use its commercially reasonable efforts to obtain any such proceeds payable to Sellers.  Notwithstanding the foregoing, the benefit of any insurance proceeds in relation to “business interruption” damages based upon lost profits or business opportunities in respect of the period prior to the Closing Date, and insurance proceeds in relation to such loss or damage to the extent attributable to any such property replaced or restored before the Closing Date or otherwise used for such purposes, will inure to the benefit of and be payable to Sellers, as applicable, and Purchaser will not be entitled to receive or retain such proceeds.

(d)           Notwithstanding anything to the contrary contained herein, but subject to the provisions of Section 5.4 and the Ancillary Documents, this Agreement shall not operate to assign any Acquired Asset or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of any Governmental Entity or any other Person, would constitute a breach, default or other contravention thereof or a violation of applicable law.  GP and Purchaser shall each use reasonable efforts to obtain the consent of such Persons for the assignment thereof to Purchaser or its affiliates prior to the Closing (it being understood that the failure to obtain such consents shall not relieve any party from its obligation to consummate at the

Closing the transactions contemplated by this Agreement) and shall otherwise comply with the provisions of Section 5.4.

SECTION 1.4                 Purchase Price.  The aggregate purchase price for the Acquired Assets is set forth on Schedule 1.4 (such amount is hereinafter referred to as the “Purchase Price”).

ARTICLE II

The Closing; Purchase Price Adjustments

SECTION 2.1                 Closing Date.  The closing of the sale and transfer of the Acquired Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Schulte Roth & Zabel LLP, 919 3rd Avenue, New York, New York  10022, at 11:00 a.m., local time, on (a) the last Business Day of GP’s fiscal month in which the last of the conditions set forth in Article VI to be fulfilled or waived are fulfilled or waived, or (b) such other time, date or place as GP and Purchaser may agree in writing.  The date on which the Closing shall occur is herein referred to as the “Closing Date.”

SECTION 2.2                 Transactions to be Effected at the Closing.

(a)           GP shall deliver or cause to be delivered to Purchaser the following:

(i)            such appropriately executed bills of sale, assignments and other instruments of transfer as shall be necessary for the sale, assignment, transfer, conveyance and delivery as contemplated by this Agreement of the Acquired Assets (it being understood that any such bill of sale, assignment or other instrument shall not provide for any representations or warranties, obligations, liabilities or indemnification obligations or that are not otherwise expressly provided for in this Agreement);

(ii)           a duly executed copy of each of the Ancillary Documents to be executed at the Closing to which either Seller or any of its affiliates is a party;

(iii)          the certificates contemplated by Section 6.2(a) and Section 6.2(b); and

(iv)          such other instruments or documents, the delivery of which is a condition to Closing, as may be necessary to effect the Closing in accordance with this Agreement (it being understood that any such other instrument or document shall not provide for any representations or warranties, obligations, liabilities or indemnification obligations that are not otherwise expressly provided for in this Agreement).

(b)           Purchaser shall deliver to GP the following:

(i)            by wire transfer to an account designated in writing by GP not less than two (2) Business Days prior to the Closing, immediately available U.S. funds in an amount equal to the Initial Purchase Price (as defined in Schedule 1.4);

(ii)           such appropriately executed assumption agreements and other instruments of assumption providing the assumption by Purchaser or its affiliates of, and indemnification of Sellers and their respective affiliates from and against, the Assumed Liabilities as contemplated by this Agreement (it being understood that any such agreement or instrument shall not provide for any representations or warranties, obligations, liabilities or indemnification obligations that are not otherwise expressly provided for in this Agreement);

(iii)          a duly executed copy of each of the Ancillary Documents to be executed at the Closing to which Purchaser or any of its affiliates is a party;

(iv)          the certificates contemplated by Section 6.3(a) and 6.3(b); and

(v)           such other instruments or documents, the delivery of which is a condition to Closing, as may be necessary to effect the Closing in accordance with this Agreement (it being understood that any such other instrument or document shall not provide for any representations or warranties, obligations, liabilities or indemnification obligations that are not otherwise expressly provided for in this Agreement).

SECTION 2.3                 Working Capital Adjustment.

(a)           “Target Working Capital” shall mean an amount equal to the target Working Capital of the Business set forth for GP’s fiscal month end on which the Closing occurs as set forth on Schedule 2.3(a) attached hereto.

(b)           Within sixty (60) days following the Closing Date, Purchaser shall prepare, at Purchaser’s cost and expense, a closing working capital statement of the Business  (the “Closing Working Capital Statement”) which shall set forth an itemized calculation of Working Capital as of the Closing Date (“Closing Working Capital”), determined on the basis as set forth on Schedule 2.3.  The items constituting “Working Capital” are set forth on Schedule 2.3.  If Ernst & Young LLP shall so agree, the Closing Working Capital Statement shall be accompanied by an agreed upon procedures letter as to the consistency of the Closing Working Capital Statement with Schedule 2.3.

(c)           GP and its accountants shall have thirty (30) days after the delivery of the Closing Working Capital Statement to review the Closing Working Capital Statement.  If GP determines in good faith that the Closing Working Capital has not been determined on the basis set forth on Schedule 2.3, GP shall inform Purchaser in writing (an “Objection”), setting forth a specific description of the basis of the Objection and the adjustments to the amount of the Closing Working Capital which GP believes should be made, which Objection must be delivered to Purchaser on or before the last day of such thirty (30) day period.  Purchaser shall then have thirty (30) days to review and respond to the Objection.  The parties shall attempt in good faith to reach an agreement with respect to any matters in dispute.  If the parties are unable to resolve all of their disagreements with respect to the determination of the foregoing items within forty-five (45) days following the delivery of Purchaser’s response to the Objection by GP, they shall refer their remaining differences to KPMG LLP, or such other independent public accounting firm as mutually agreed to by the parties (the “CPA Firm”), which shall, acting as experts and not as arbitrators, determine in accordance with this Agreement, and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Working Capital requires adjustment.  The parties shall direct the CPA Firm to use its best efforts to render its determination within thirty (30) days after such submission.  The CPA Firm’s determination shall be conclusive and binding upon Purchaser and GP.  The reasonable fees and disbursements of the CPA Firm shall be paid one-half by Purchaser and one-half by GP.  Purchaser and GP shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties’ respective accountants) relating to the Closing Working Capital Statement and all other items reasonably requested by the CPA Firm.  The “Final Working Capital Statement” shall be deemed to be (i) the Closing Working Capital Statement if no Objection is delivered by GP during the thirty (30) day period specified above, or (ii) if an Objection is delivered by GP, the Closing Working Capital Statement, as adjusted by either (A) the agreement of the parties or (B) the CPA Firm.  The amount set forth on the Final Working Capital Statement is hereinafter referred to as the “Final Closing Working Capital”.

(d)           GP shall have the opportunity to participate in the preparation of the Closing Working Capital Statement by (i) meeting with and discussing procedures with Purchaser and its accountants, and (ii) otherwise having access to the work papers of Purchaser and its accountants used in preparing the Closing Working Capital Statement (subject to the reviewing party executing any necessary waivers or indemnifications required by Purchaser’s accountants).  GP and Purchaser shall each have the opportunity to observe the physical inventory taken in connection with the preparation of the Closing Working Capital Statement (which may begin prior to the Closing Date).

(e)           In reviewing any Objection, Purchaser and its accountants shall have access to the work papers of GP and its accountants (subject to the reviewing party executing any necessary waivers or indemnifications required by GP’s accountants).

(f)            If the Final Closing Working Capital is less than the Target Working Capital, then, within ten (10) Business Days following the issuance of the Final Working Capital Statement, GP shall make a payment in immediately available funds to Purchaser equal to the difference between the Target Working Capital and the Final Closing Working Capital, plus interest at the prime rate (as set forth in the “Money Rates” section of The Wall Street Journal on the Closing Date) on such amount from the Closing Date through the date of payment calculated on the basis of a 365 day year.  If the Final Closing Working Capital is greater than the Target Working Capital, then within ten (10) Business Days following issuance of the Final Working Capital Statement, Purchaser shall refund such excess by making a payment to GP, in immediately available funds, equal to the difference between the Final Closing Working Capital and Target Working Capital, plus interest at the prime rate (as set forth in the “Money Rates” section of The

Wall Street Journal on the Closing Date) on such amount from the Closing Date through the date of payment calculated on the basis of a 365 day year.

SECTION 2.4                 Intercompany Trade Payables.  An amount equal to the Intercompany Trade Payables set forth in Target Working Capital by wire transfer on the forty-fifth (45th) day following the Closing Date (or if such day is not a  Business Day, the next succeeding Business Day) to an account designated by GP not less than two (2) Business Days prior to such date.

ARTICLE III

Representations and Warranties of Sellers

Sellers hereby represent and warrant to Purchaser, jointly and severally, subject to such qualifications and exceptions as are disclosed in writing in the applicable parts of the Schedules, in accordance with Section 5.15 and Section 9.5, as follows:

SECTION 3.1                 Organization, Standing and Power.  Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.  Each Seller has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party, to perform fully its obligations under this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby.  Each Seller is qualified to conduct business as a foreign corporation in each jurisdiction in which the conduct by it of the Business or ownership of the Acquired Assets makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.2                 Authority.  Each Seller has the requisite corporate power and authority to own or lease, as applicable, the Acquired Assets and to operate the Business as currently operated.  The execution and delivery of this Agreement and the Ancillary Documents executed as of the date hereof and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and shareholder action on the part of each Seller, and the execution and delivery of the Ancillary Documents to be executed by either Seller at the Closing and the consummation of the transactions contemplated thereby will be duly and validly authorized by all necessary corporate action on the part of such Seller prior to the Closing.  Each of this Agreement and the Ancillary Documents executed as of the date hereof has been duly executed and delivered by each Seller that is a party hereto or thereto and constitutes, and each Ancillary Document to be entered into by either Seller at the Closing will be duly and validly executed and delivered by such Seller at the Closing and when so executed and delivered will constitute, the legal, valid and binding obligation of such Seller enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

SECTION 3.3                 No Conflicts.

(a)           The execution and delivery of this Agreement and the Ancillary Documents executed as of the date hereof by each Seller that is a party hereto or thereto does not, and the execution and delivery by each Seller of the Ancillary Documents to be executed by such Seller at the Closing, the consummation by Sellers of the transactions contemplated hereby and thereby and the compliance by each Seller with the terms of this Agreement and the Ancillary Documents to which such Seller is or will be a party will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the Acquired Assets under any provision of (i) the articles of incorporation or bylaws (or comparable organizational documents) of either Seller, (ii) subject to the filings and other matters referred to in the following paragraph (b), any law, judgment, order, decree, permit, statute, ordinance, rule or regulation applicable to either Seller, the Acquired Assets, the Assumed Liabilities or the Business, or (iii) any Listed Contract, except, in the case of clause (ii), for any such conflicts, violations, defaults, rights or Liens that would not, individually or in the aggregate, have a Material Adverse Effect.

(b)           No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by either Seller with respect to the Acquired Assets, the Assumed Liabilities or the Business in connection with the execution and delivery of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby, except for (i) compliance with and filings under the HSR Act or (ii) consents or novations that may be required for the assignment of any Intellectual Property, Computer Hardware, Acquired Computer Hardware Contract, Acquired GP Licensed Computer Software or Permit, as contemplated in Section 5.4 and the Ancillary Documents.

SECTION 3.4                 Compliance with Applicable Laws.

(a)           Sellers have complied with all laws, regulations, rules and orders of all Governmental Entities applicable to them that relate to the Business, the Acquired Assets or the Assumed Liabilities, and all Permits except where the failure to so comply or possess would not, individually or in the aggregate, have a Material Adverse Effect.  During the past twelve (12) months, no material investigation or review by any Governmental Entity with respect to the Business, the Acquired Assets or the Assumed Liabilities is or was pending or, to the Knowledge of GP, threatened.  During the past twelve (12) months, neither Seller has received any written notice from a Governmental Entity alleging any material non-compliance in a material respect with any such laws, regulations, rules or orders.  This Section 3.4 does not apply to employee benefits matters (for which Section 3.17 is applicable), environmental matters (for which Section 3.18 is applicable), Tax matters (for which Section 3.19 is applicable) or labor matters (for which Section 3.20 is applicable).

(b)           Schedule 3.4(b) sets forth a list of the material permits, licenses, franchises, privileges, immunities, approvals and authorizations from Governmental Entities that are necessary to carry on and conduct the Business substantially as currently conducted and held in the name of either Seller or its affiliates (the “Material Business Permits”).  Except as set forth on Schedule 3.4(b), the Material Business Permits are in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect.

SECTION 3.5                 Financial Statements.

                (a)                                   GP has delivered to Purchaser (x) the special purpose audited Statements of Certain Assets and Liabilities of the Business as of December 30, 2000 and December 29, 2001 and December 28, 2002 and the related statements of revenues and direct expenses, direct cash flows and parent’s investment for each of the two (2) years ended December 28, 2002, together with the notes to such audited financial statements, attached hereto on Schedule 3.5(a) and (y) the unaudited Statement of Certain Assets and Liabilities of the Business as of January 3, 2004, and the related unaudited statement of revenues and direct expenses and parent’s investment for the year ended January 3, 2004, attached hereto on Schedule 3.5(b).  The financial statements set forth on Schedule 3.5(a) and Schedule 3.5(b) are hereinafter collectively referred to as the “Special Purpose Historical Financial Statements”.  The Special Purpose Historical Financial Statements fairly present, in all material respects, the financial position of the Business as of such dates and the combined revenues and direct expenses and changes in parent’s investment for the period or as of the date set forth therein, in each case in conformity with the accounting principles set forth on Schedule 3.5(c).  When delivered, the unaudited statement of direct cash flows delivered by Sellers pursuant to Section 5.24(c) will have been derived from the unaudited Statement of Certain Assets and Liabilities as of January 3, 2004 and the related unaudited statement of revenues and direct expenses for the period then ended attached hereto as Schedule 3.5(b), and will have been prepared consistently with the Special Purpose Historical Statements for the year ended December 28, 2002 and the accounting principles set forth on Schedule 3.5(c).

                (b) Schedule 3.5(d) sets forth, on a line item basis, the material estimated reconciliations between the Special Purpose Historical Financial Statements prepared in accordance with the accounting principles set forth on Schedule 3.5(c) and the Special Purpose Historical Financial Statements as if such financial statements had been prepared in accordance with GAAP in all material respects (excluding notes thereto) consistently applied.  When delivered pursuant to Section 5.24, to the Knowledge of GP, the Historical GAAP Financial Statements will contain, as to the balance sheet and results of operations contained therein, no materially adverse discrepancies on a line item between the reconciliations shown on Schedule 3.5(d) and the corresponding line item reflected on the Historical GAAP Financial Statements, and, as to the statement of cash flows contained therein, will contain no materially adverse discrepancies in the aggregate (excluding any discrepancies occurring from the adjustments resulting from the items set forth in columns (d), (e), (f) and (g) under the heading “Working Capital Reconciliation” set forth on Schedule 2.3(c)) from the audited statements of cash flows contained in the

Special Purpose Historical Financial Statements or in the unaudited statement of cash flows delivered by Sellers pursuant to Section 5.24(c).

                (c)           Sellers have not, except as disclosed in the notes to the Special Purpose Historical Financial Statements, changed, in any material respect, any of their accounting principles, practices, methodologies or policies (including any reserving and depreciation methodologies, practices and policies) used by them in connection with the Business, the Acquired Assets and Assumed Liabilities.  Except as otherwise in accordance with GAAP, Sellers have not released any material non-cash reserves.

SECTION 3.6                 Absence of Certain Changes.  Except as disclosed herein or on the Schedules, since January 3, 2004: (i) Sellers and their affiliates have conducted the Business in the ordinary course consistent with past practices; (ii) no Material Adverse Effect has occurred; and (iii) there has been no material damage (whether or not physical), destruction or loss (after taking in account any insurance or other recoveries payable in respect thereof, including other monies payable pursuant to Section 1.3(c)) that has occurred to material tangible property, software or electronic systems included as an Acquired Asset or any asset that would have been, if not damaged, destroyed or  lost, an Acquired Asset.  Without limiting the foregoing, since January 3, 2004:

(a)           Neither Seller has sold, transferred, leased, subleased, licensed, sublicensed, disposed of, surrendered or subjected to any Lien, or agreed to sell, transfer, lease, sublease, license, sublicense, dispose of, surrender or subject to any Lien, in any material respect, any of the Acquired Assets or any asset that would have been, if not sold, an Acquired Asset (including, without limitation, any Owned Business Intellectual Property) other than in the ordinary course of the operation of the Business consistent with past practice;

(b)           Neither Seller has made any increase in the salary, other compensation or fringe benefits of any officer of the Business or any material increase in the salary, other compensation or fringe benefits of any Business Employee or made any change in any benefit plan other than in the ordinary course of the operation of the Business consistent with past practice or entered into, terminated or amended any employment, severance, change of control or termination agreement (except as may be required under existing agreements, benefit plans or applicable collective bargaining agreements with respect to a Business Employee);

(c)           Neither Seller has delayed or postponed, in any material respect, the payment of any accounts payable with respect to the Business other than in the ordinary course of the operation of the Business consistent with past practice;

(d)           Neither Seller has entered into any written Contract with respect to any Intellectual Property included in the Acquired Assets or Specified Brands or with respect to the type of Contract set forth on Schedule 1.2(b)(xvii), other than in the ordinary course of the operation of the Business consistent with past practice;

(e)           Other than changes made in the ordinary course of the operation of the Business consistent with past practice or as set forth in the Human Resources Agreement, neither Seller, with respect to any Business Employee, has terminated, amended, modified or approved any Seller Benefit Plan;

(f)            Neither Seller has entered into any new collective bargaining agreements relating to Business Employees or amended or modified any existing collective bargaining agreements relating to Business Employees;

(g)           Neither Seller nor any of its affiliates, with respect to the Business, has waived in writing any material claims, rights or benefits of, or agreed in writing to modify in any material respect, any standstill or non-solicitation agreement to which either Seller or any of affiliates is a party;

(h)           Sellers have not made any material change to the risk (credit) policies used in the Business;

(i)            Neither Seller has caused to change, in any material respect, any of the accounting principles, practices, methodologies or policies (including any methodologies, practices and policies related to reserves and depreciation) used by it in connection with the Business, the Acquired Assets or the Assumed Liabilities or except as otherwise in accordance with GAAP, released any material non-cash reserve; and

(j)            Neither Seller has agreed to take any action described above, except as contemplated by this Agreement and/or the Ancillary Documents.

SECTION 3.7                 Litigation; Decrees.  Except for any lawsuit, action or proceeding brought after the date of this Agreement by any Person seeking to delay or prevent, or otherwise challenging, the transactions contemplated hereby, there is no lawsuit, action, claim, suit or judicial, legal, administrative, arbitral or other proceeding pending, or, to the Knowledge of GP, threatened, against either Seller primarily related to the Business or the Acquired Assets, except for any such matter that, if resolved in a manner adverse to such Seller, would not, individually or in the aggregate, have a Material Adverse Effect.  As of the date hereof, except as set forth on Schedule 3.7, there is no material lawsuit, action, claim, suit or judicial, legal, administrative, arbitral or other proceeding pending, or the Knowledge of GP, threatened primarily related to the Business or the Acquired Assets.  Neither Seller is in default under any material judgment, order, injunction or decree of any Governmental Entity or arbitrator entered against either Seller and primarily related to the Business or the Acquired Assets.

SECTION 3.8                 Title to Acquired Assets.  Sellers have, or at the Closing will have, good and valid title to, or valid leasehold interests in, all of the Acquired Assets free and clear of all Liens, except for Permitted Liens.  Subject to Section 5.4, at the Closing, Sellers will convey to Purchaser good and valid title (free and clear of any Liens subject to Permitted Liens) to the Acquired Assets.  This Section 3.8 does not apply to Real Property (which is exclusively the subject of Section 3.9 or the Real Property Agreement, as applicable), Intellectual Property and Specified Brands (which are exclusively the subject of Section 3.13) or Contracts (which are exclusively the subject of Section 3.15).

SECTION 3.9                 Leased Real Property.

(a)           Schedule 1.2(a)(i) sets forth a list of each Lease for real property leased to either Seller or its affiliates and primarily used in the operation of the Business (the “Leased Real Property”).  Sellers have made available to Purchaser complete copies of all written Leases for the Leased Real Property.  The applicable Seller indicated on Schedule 1.2(a)(i) as a lessee of a particular Leased Real Property is the lessee of the Leased Real Property indicated therein and is in possession and occupancy of the Leased Real Property purported to be leased (other than as provided in the subleases identified on Schedule 1.2(a)(i)), and each such Lease is in full force and effect as the valid obligation of the applicable lessee and, to the Knowledge of GP, the applicable lessor, without any material default (or event which, with the giving of notice or passage of time, could mature into a material default) by such lessee existing thereunder, or, to the Knowledge of GP, by the applicable lessor.

(b)           Except as set forth on Schedule 1.2(a)(i) or Schedule 3.9(b), no Lease has been assigned by Seller, no portion of any Leased Real Property has been subleased, no Seller has created any Liens (other than Permitted Liens) on its Leasehold interest in any Leased Real Property, no Seller is subject to any contractual requirement to purchase or acquire any Leased Real Property, and no provision of any Lease or of any note, bond, mortgage, indenture, deed of trust or other Listed Contract affecting any Leased Real Property requires the consent or approval of any person or entity for the transactions contemplated hereby.

SECTION 3.10               Personal Property.  All material Personal Property is in good working order and repair, has been maintained in accordance with GP’s standard practice and is suitable for the purposes for which it is presently being used (taking into account ordinary wear and tear and the need for ordinary, routine maintenance and repairs).  Section 3.10 shall not apply to Computer Hardware or Computer Software which are the subject of Section 3.24.

SECTION 3.11               Inventory.  All Inventory reflected in Target Working Capital, as the same may be adjusted by the Final Working Capital Statement, will be of a quality and quantity usable or salable in the ordinary course of the operation of the Business.  The valuation for the Inventory used on the Special Purpose Historical Financial Statements and Final Closing Working Capital Statement is the lower of moving average cost or market value.

SECTION 3.12               Accounts Receivable.  All of the Accounts Receivable reflected in the financial statements set forth on Schedule 3.5(b) has arisen, and in the case of Accounts Receivable reflected in Target Working Capital, as the same may be adjusted by the Final Working Capital Statement will have arisen, from bona fide transactions entered into in the ordinary course of the operation of the Business.

SECTION 3.13               Intellectual Property and Specified Brands.

                (a)           Schedule 1.2(a)(v) sets forth a true and complete list of all Registered Trademarks of Sellers which (i) pertain solely or primarily to the services provided by the Business (other than GP Trademarks) or (ii) are used by the Business in connection with products not manufactured by the Sellers.  Schedule 1.2(a)(vi) sets forth a true and complete list of all Registered Patents and Registered Copyrights which are owned by either Seller and relate solely to and are used solely in the operation of the Business.  Schedule 3.15(a) sets forth a list of all material Business Intellectual Property Contracts.

                (b)           To the Knowledge of GP, all Business Intellectual Property is valid, subsisting and enforceable, and no Owned Business Intellectual Property or Licensed Business Intellectual Property has been abandoned, canceled or adjudicated invalid (excepting any expirations in the ordinary course).  No Owned Business Intellectual Property (and to the Knowledge of GP, no Licensed Business Intellectual Property) is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting either Seller’s rights thereto.

                (c)           Schedule 3.13(c) and/or Schedule 3.7 set forth a complete list of all actions, suits or proceedings (“Suits”) pending or, to the Knowledge of GP, threatened by or against either Seller that involve claims concerning the infringement or other violation, validity, enforceability or ownership of the Owned Business Intellectual Property.  No such Suits or claims have been decided or settled, and to the Knowledge of GP, no valid basis for any such Suits or claims exists.

                (d)           To the Knowledge of GP, the Business Intellectual Property and the use thereof by Sellers does not infringe or violate the Intellectual Property rights of any third parties.  There is no Suit pending, decided or settled or, to the Knowledge of GP, threatened against either Seller with respect thereto.

                (e)           Each Seller owns or otherwise holds valid rights to use all Intellectual Property primarily related to or primarily used in the operation of the Business.  There exists no Lien (except for Permitted Liens) in favor of any third party specific to any of the Owned Business Intellectual Property, and neither Seller has mortgaged, pledged, licensed, transferred or assigned to any third party any right, title or interest in or to the Owned Business Intellectual Property.  Except as set forth on Schedule 3.13(e), each Seller’s rights in the Owned Business Intellectual Property are fully assignable to any Person, without payment, consent of any Person or other condition or restriction.

                (f)            Sellers have timely made all filings and payments with the appropriate agencies in the United States and Canada required to maintain in subsistence all Specified Brands and Patents comprising Registered Owned Business Intellectual Property.  All documentation necessary to confirm and effect each Seller’s ownership of Specified Brands and Patents comprising Registered Owned Business Intellectual Property, if acquired from other Persons, has been recorded in the United States Patent and Trademark Office, and corresponding offices in Canada.

                (g)           Each Seller has taken reasonable measures to protect the secrecy and confidentiality of all material Trade Secrets that are included in the Acquired Assets.  To the Knowledge of GP, no such Trade Secrets have been disclosed to any Person other than to employees, agents or Representatives of either Seller for use in connection with the Business or pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interest of Sellers in and to such matters.

                (h)           The provisions of this Section 3.13 shall not apply to Computer Hardware, Computer Software or Data which are the subject of Section 3.24.

SECTION 3.14               Insurance.  All the material assets constituting any part of the Acquired Assets are insured for the benefit of a Seller, and will be so insured until immediately prior to the Closing, in amounts and against risks consistent with the corporate practices of GP.  Set forth on Schedule 3.14 is a list of those Listed Contracts that require insurance to be maintained by Sellers or their affiliates.  No Listed Contract that is a customer Contract requires insurance coverage to be maintained by the Business in an amount greater than the amounts of insurance coverage that will be required to be maintained by Purchaser in the Master Supply Agreement.

SECTION 3.15               Contracts.

(a)           Except for Contracts listed on Schedules 3.9, 3.15(a) or those Contracts described in or attached to the Human Resources Agreement or those Contracts entered into after the date hereof and prior to the Closing Date in accordance with Section 5.1, neither Seller nor any of its affiliates is a party to or bound by any Contract included in the Acquired Assets or the Assumed Liabilities that is:

(i)            a Contract not terminable by the applicable Seller or its affiliates upon notice to the other party or parties thereto of six (6) months or less;

(ii)           a Contract for the employment of any Person (A) with an annual base salary in excess of $200,000 or any consulting agreement with any Person involving payments by such Seller or its affiliates in excess of $200,000; (B) that contains an obligation to pay severance upon termination of employment; or (C) that contains a requirement to make any payment or provide any benefit or contractual right as a result of a sale of the Acquired Assets or the Business or the termination of employment following a sale of the Acquired Assets or the Business;

(iii)          a collective bargaining agreement or any other material Contract with any labor union;

(iv)          a Contract with any director, officer, subsidiary or affiliate of such Seller that will not be terminated at or prior to the Closing at no cost to Purchaser;

(v)           a letter of credit, an indenture, note, loan or credit agreement or other Contract relating to the borrowing of money by either Seller or its affiliates or the Business or to the direct or indirect guarantee or assumption by such Seller or its affiliates or the Business of the obligations of any other Person for borrowed money, including any arrangement which has the economic effect although not the legal form of such a guarantee;

(vi)          a covenant not to compete or a non-solicitation, no hire, standstill or similar obligation (other than those (a) of which such Seller or any of its affiliates is the beneficiary of the covenant or (b) that are terminable upon no more than thirty (30) days’ notice (except for exclusive supply obligations which are terminable upon no more than ninety (90) days’ notice));

(vii)         a lease or similar agreement under which such Seller or its affiliates (A) is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third Person for an annual rent in excess of $200,000 or (B) is lessor of, or makes available for use by any third Person, any tangible personal property owned (including ownership for Tax purposes) by such Seller or its affiliates having a fair market value in excess of $200,000;

(viii)        other than the Intercompany Accounts and the Intercompany Trade Payables, a Contract (including purchase orders) involving the obligation of such Seller relating solely to the Business to purchase or sell products or services for payment or receipt by such Seller of more than $15 million annually (unless terminable by such Seller (A) without payment or penalty of not more than $250,000 or (B) upon no more than ninety (90) days’ notice);

(ix)           a mortgage, pledge, security agreement, deed of trust or other document granting a material Lien upon any Acquired Asset (including Liens upon properties acquired under conditional sales, capital lease or other title retention or security devices), other than Permitted Liens;

(x)            a joint venture, partnership or other arrangement involving a sharing of profits, revenues or expenses (other than rebate programs, gain sharing plans, expense programs and similar arrangements entered into in the ordinary course of the operation of the Business consistent with past practice); or

(xi)           Business Intellectual Property Contracts.

(b)           The agreements, leases, instruments and commitments set forth on Schedules 3.15(a) and 3.21 (together with any such agreements, leases, instruments and commitments entered into after the date hereof and prior to the Closing Date that are, or are required to be, set forth on any updates to Schedules 3.15(a) and 3.21) are collectively referred to as the “Listed Contracts”.  Subject to Section 5.4, neither Seller nor its affiliates is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Listed Contract nor has any event occurred which with notice or lapse of time would constitute a breach or default in any material respect under any Listed Contract.  Subject to Section 5.4, as of the date of this Agreement, to the Knowledge of GP, none of the other parties to any Listed Contract is

(with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, nor has any event occurred that with notice or lapse of time would constitute a material breach or default or permit termination or acceleration thereof; and, as of the Closing Date, to the Knowledge of GP, none of the other parties to any Listed Contracts, or other Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder nor has any event occurred which with notice or lapse of time would constitute a material breach or default or permit termination or acceleration through which, individually or in the aggregate, would have a Material Adverse Effect.  As of the date of this Agreement, neither Seller has received any written notice of the intention of any party to terminate any Listed Contract, whether as a termination for convenience or for default of a Seller thereunder.  Sellers have made available to Purchaser true, complete and correct copies of each of the Listed Contracts (to the extent such Listed Contract is in writing), including any amendments thereto, as of the date of this Agreement.

SECTION 3.16               Sufficiency of Acquired Assets.  The Acquired Assets (together with the services to be provided pursuant to, and the actions contemplated by, the Ancillary Documents, the Included GP Owned Computer Software, the Included Licensed Computer Software and the Computer Hardware used to provide the Support Services, and the assets covered by the Real Property Agreement) comprise the assets necessary, in all material respects, to operate the Business as currently operated.

SECTION 3.17               Employee Benefits.

(a)           Schedule 3.17 contains a list of (i) each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), each other plan relating to stock options, incentive compensation, deferred compensation, medical, life insurance, retiree medical, bonus or severance benefits and each benefit plan providing benefits to Business Employees located outside of the United States, in each case limited to benefit plans currently maintained, contributed to or required to be contributed to by either Seller or any of its affiliates on behalf of Business Employees (all the foregoing being herein called “Seller Benefit Plans”) and (ii) each “multiemployer plan” as defined in Section 4001(a)(3) of ERISA currently contributed to or required to be contributed to or to which any Seller has liability (contingent or otherwise) during the six (6) years preceding the date of this Agreement by either Seller or any of its affiliates on behalf of Business Employees (“Seller Multiemployer Plans”).  GP has made available to Purchaser copies of (A) each Seller Benefit Plan, (B) the most recent summary plan description (or similar document) for each Seller Benefit Plan, or (C) all amendments to each Seller Benefit Plan.  Each of the Seller Benefit Plans has been maintained, funded and administered in material compliance with its terms, the terms of any applicable collective bargaining agreement and the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations whether foreign or domestic.  Each Seller Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the IRS.  Schedule 3.17 separately sets forth each Seller Benefit Plan which Purchaser or its affiliates will assume pursuant to this Agreement, the Human Resources Agreement or by operation of law (each an

“Assumed Benefit Plan”).  With respect to each Assumed Benefit Plan (i) no suit, action or other litigation (excluding claims for benefits) has been brought against, or to the Knowledge of GP, is threatened; (ii) no audits, inquiries or proceedings are pending, or to the Knowledge of GP, are threatened by the IRS, U.S. Department of Labor Pension Benefit Guaranty Corporation or other Governmental Entity; (iii) all material required reports and descriptions (including, but not limited to, any required independent audit, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been made; (iv) to the extent due and payable on or prior to the Closing Date, all contributions, reserves or premium payments have been made or accrued; and (v) to the extent applicable, GP has made available to Purchaser the most recent annual report (Form 5500) and schedules thereto, the most recent determination letter, copies of any trust, insurance or annuity contracts maintained in connection therewith, and the most recent retirement plan actuarial valuation.

(b)           No proceeding has been commenced by the Pension Benefit Guaranty Corporation to terminate any Seller Benefit Plan and no “reportable event” as defined in Section 4043(c) of ERISA has occurred.  To the Knowledge of GP, Sellers have not engaged in a transaction in connection with an Assumed Benefit Plan that would be subject to either a civil penalty pursuant to Section 502(i) of ERISA or tax pursuant to Section 4975 of the Code.

(c)           With respect to the Seller Multiemployer Plans, Sellers have paid all current contributions required under each Seller Multiemployer Plan or any applicable collective bargaining or participation agreement and Sellers have no outstanding withdrawal liabilities with respect to such Seller Multiemployer Plans.

(d)           Except as set forth in Schedule 3.17 or in the Human Resources Agreement, the consummation of the transactions contemplated by this Agreement shall not (i) entitle any current or former employee, director or consultant of the Business to any payment, (ii) increase the amount of any compensation to any such person, (iii) accelerate the vesting of any compensation, stock incentive or other benefit to such person or (iv) result in any parachute payment under Section 280G of the Code whether or not such compensation is considered to be reasonable.

(e)           Except as set forth in Schedule 3.17, or except as required by Section 4980B of the Code or Part 6 of Title I of ERISA, neither Seller nor any affiliate has any obligation to provide medical, disability or death benefits (whether or not insured) with respect to their respective current or former employees beyond their retirement or other termination of employment.  Any “group health plan” within the meaning of Section 5001(b)(1) of the Code has been administered in material compliance with Section 4980B of the Code or the applicable requirements of Part 6 of Title I of ERISA.

(f)            Sellers have not used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or persons who have provided services as independent contractors, to an extent that could reasonably be expected to result in the disqualification of any Assumed Benefit Plan under applicable law.

(g)           Sellers are not engaging in the transactions contemplated by this Agreement for the purposes of evasion of liability under Section 4069 of ERISA and Sellers have never had any liability under Section 4069 of ERISA.

SECTION 3.18               Environmental Matters.  Except as set forth on Schedule 3.18:

(a)           each Seller and its affiliates, with respect to the Acquired Assets, the Real Property and the Business, has complied and is in compliance with, in all material respects, all Environmental Laws;

(b)           the Business and the Acquired Assets have obtained and are in material compliance with all necessary Permits required under Environmental Laws to operate the Business and the Acquired Assets;

(c)           there has been no Release of Hazardous Materials at any of the Real Property owned or operated by the Business or each Seller or, to the Knowledge of GP, a predecessor in interest, or to the Knowledge of GP, at any disposal or treatment facility which received Hazardous Materials generated by the Business, the Acquired Assets or any predecessor in interest which is reasonably likely to result in Environmental Liabilities that individually or in the aggregate would have a Material Adverse Effect; and Seller has not received notice that it is a potentially responsible party under any Environmental Laws with regard to any of the Real Property owned or operated by the Business or any off-site location that constitute a violation of Environmental Laws or may legally require Remedial Action;

(d)           no Environmental Claims have been asserted in writing against the Business or the Acquired Assets or, to the Knowledge of GP, any predecessor in interest nor does GP have written notice of any threatened or pending Environmental Claim against the Business or the Acquired Assets or any predecessor in interest which is reasonably likely to result in Environmental Liabilities that would, individually or in the aggregate, have a Material Adverse Effect;

(e)           to the Knowledge of GP, no Environmental Claims have been asserted in writing against any facilities that received Hazardous Materials generated by the Business or Acquired Assets or any predecessor in interest which is reasonably likely to result in Environmental Liabilities that would, individually or in the aggregate, have a Material Adverse Effect;

(f)            neither Seller nor any of its affiliates has entered into any consent order or other similar agreement with any Governmental Entity that will result in Environmental Liabilities affecting the Acquired Assets, the Business or the Real Property on either Seller or its affiliates which would, individually or in the aggregate, have a Material Adverse Effect; and

(g)           GP has furnished or made available to Purchaser all material environmental reports, studies, investigations or correspondence regarding any Environmental Liabilities of the Acquired Assets, the Business or the Real Property that are in either Seller’s possession or under its reasonable control.

SECTION 3.19               Taxes.  Except as set forth on Schedule 3.19,

(a)           (i) None of the Acquired Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code, and (ii) no Liens for material Taxes have been filed with respect to the Acquired Assets or the Business (other than for Taxes not yet due and payable).

(b)           There have been properly completed and filed on a timely basis all material Tax Returns that include the operations of, or otherwise relate to, the Acquired Assets or the Business required to be filed on or prior to the date hereof and all such Tax Returns are true and correct in all material respects.  None of the Seller’s Tax Returns are currently being audited by any applicable taxing authority where such audit relates to the Acquired Assets or the operation of the Business and neither Seller has received, nor has any knowledge of, any notice of audit, deficiency or assessment or proposed audit from any taxing authority where such audit relates to the Acquired Assets or the operation of the Business.

(c)           All material Taxes imposed with respect to the Acquired Assets or the Business for all Pre-Closing Tax Periods that were due and payable have been paid or reserved for, and all applicable material Tax laws have been complied with prior to the date hereof, including with respect to the payment and withholding of Taxes.

SECTION 3.20               Labor Matters.

(a)           There are no strikes or lockouts or work stoppages or slowdowns pending or, to the Knowledge of GP, threatened against the Business.

(b)           There are no complaints, charges, claims or grievances against either Seller pending or, to the Knowledge of GP, threatened to be brought or filed with any Governmental Entity, arbitrator or court based on or arising out of the employment by either Seller of any Business Employee, except for those that would not, individually or in the aggregate, have a Material Adverse Effect.

(c)           Each Seller is in compliance with respect to the Business with all laws, regulations, rules and orders of all Governmental Entities relating to the employment of labor, including all such laws, regulations, rules and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, immigration, workers’ compensation and layoffs, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect.

(d)           Except as set forth in Schedule 3.15, (i) as of the date hereof, none of the employment terms of the employees of the Business are subject to the terms of a collective bargaining agreement under current negotiation and no labor organization or group of Business Employees has made a demand for recognition or certification.

(e)           Within the six (6) months preceding the date of this Agreement, there has been no event that has caused or required Sellers to issue a notice under the Worker

Adjustment and Retraining Notification Act or any similar law with respect to the Business Employees.

(f)            Except as otherwise set forth on Schedule 3.15, there are no written employment, consulting or severance agreements for Business Employees.

(g)           Sellers have previously furnished to Purchaser a complete, true and correct written list (the “Employee List”) of all current Business Employees, their respective locations, the date their employment commenced, base compensation and bonus opportunity.  There are no employees of Sellers or their affiliates who devote substantially all of their work time to the Business other than as set forth on the Employee List.

SECTION 3.21               Suppliers and Customers.

(a)           Schedule 3.21 sets forth a list of the Contracts (other than purchase orders entered into in the ordinary course of the operation of the Business consistent with past practices) in effect on the date of this Agreement with the 20 largest suppliers of the Business (each, a “Top 20 Supplier”), the 20 largest customers of the Business (each, a “Top 20 Customer”) and the 10 largest distribution services customers (each a “Top 10 Distribution Customer”), in each case measured by purchases, sales and service revenues, respectively, during the fiscal year ended January 3, 2004.

(b)           Since January 3, 2004, no Top 20 Supplier, Top 20 Customer or Top 10 Distribution Customer has cancelled or terminated or not renewed or, to the Knowledge of GP, threatened to cancel or terminate or not renew, its relationship with the Business or has materially altered the terms thereof, or reduced its supply or purchase of products to or from the Business.

(c)           Since January 3, 2004, none of the suppliers, customers and distribution services customers of the Business has cancelled or terminated or not renewed or, to the Knowledge of GP, threatened to cancel or terminate or not renew, its relationship with the Business or materially altered the terms of, or reduced its purchase or supply of products from or to the Business, except for any such cancellations, terminations or non-renewals that would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.22               Affiliate Transactions.

(a)           Except for this Agreement, the Ancillary Documents or as set forth on Schedule 3.22(a), (i) the Acquired Assets do not include any Contract, commitment or transaction with GP or any of its affiliates and (ii) after the Closing neither GP nor any of its affiliates will provide any services or products to the Business.

(b)           Schedule 3.22(b) sets forth the components (other than described in the next sentence) of all allocations of corporate overhead from GP and its affiliates to the Business set forth on the Special Purpose Historical Financial

Statements for the fiscal years ended January 3, 2004 and December 28, 2002.  Additional allocations and/or assignment of costs necessary to prepare the Special Purpose Historical Financial Statements for the fiscal year ending December 28, 2002 are disclosed in the notes to such financial statements.

(c)           The financial terms contained in the Master Supply Agreement are no less favorable, in the aggregate and on a category-by-category of products and category-by-category of services basis, with past practice and the transactions between GP and the Business reflected in the Special Purpose Historical Financial Statements for the fiscal years ended January 3, 2004, and December 28, 2002.

SECTION 3.23               Brokers.  Except for Goldman, Sachs & Co., the fees and expenses of which will be paid by Sellers, no broker, finder or investment banker acting on behalf of Sellers is entitled to any fee, commission or other payment in connection with this Agreement or the transactions contemplated hereby.

SECTION 3.24               Computer Hardware; Computer Software; Data.

(a)           As of the Closing Date and other than the Excluded Assets, Seller is not aware of (i) any item(s) of Computer Hardware material to the operation of the Business as it was conducted as of the Closing Date, which are (A) not contained on Schedule 1.2(a)(vii) and (B) not used by GP to provide services to the Business prior to the Closing, including without limitation the Support Services to be provided pursuant to the IT Support Services Agreement; and (ii) any Computer Hardware Contracts solely related to Computer Hardware that are not set forth on Schedule 1.2(a)(viii).  Schedule 1.2(a)(ix) sets forth a true and complete list of all Acquired GP Owned Computer Software.  Schedule 1.2(a)(x) sets forth a true and complete list of all Acquired GP Licensed Computer Software.

(b)           The Acquired Computer Hardware in use in the Business as of the Closing Date is in good working condition (normal wear and tear excepted).  Other than those errors and defects inherent in Computer Hardware that are generally known within the information technology industry, there has not been any material and recurring malfunction with respect to the Acquired Computer Hardware since January 1, 2002 that has not been remedied or replaced in all material respects.

(c)           To the Knowledge of GP, Sellers are the sole and exclusive owners of the Acquired GP Owned Computer Software free and clear of all Liens, except for Permitted Liens, and Sellers are the sole and exclusive owners of the Included GP Owned Computer Software.  There are no Suits decided, pending or, to the Knowledge of GP, threatened by or against either Seller concerning (i) the Acquired GP Owned Computer Software, including any Suit claiming that the Acquired GP Owned Computer Software is not owned, or is not owned exclusively, by either Seller or contesting the right of either Seller to use the Acquired GP Owned Computer Software, or (ii) the Included GP Owned Computer Software, including any Suit claiming that the Included GP Owned Computer Software is not owned, or is not owned exclusively, by either Seller or contesting the right of either Seller to use the Included GP Owned Computer Software.  To the Knowledge of GP, there is no valid basis for any such Suits or claims.

(d)           All of the Acquired GP Licensed Computer Software and the Included Licensed Computer Software is used by or on behalf of each Seller in the Business pursuant to a Contract.  No Suit has been decided or is pending by or against either Seller concerning any Acquired GP Licensed Computer Software or any Included Licensed Computer Software, including any Suit concerning a claim or position that either Seller or another party thereto has breached any Contract relating thereto.  To the Knowledge of GP, no such claim has been threatened or asserted.  Subject to obtaining the applicable Necessary Consents, there exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both would constitute a breach or default by either Seller or another party under any such Contract.  To the Knowledge of GP, no party to any such Contract has given either Seller notice of its intention to cancel, terminate or fail to renew any such Contract.

(e)           All Acquired GP Owned Computer Software, Acquired GP Licensed Computer Software, Included GP Owned Computer Software and Included Licensed Computer Software (collectively, “Business Computer Software”), is in machine readable form.  To the Knowledge of GP, the Acquired GP Owned Computer Software, the Included GP Owned Computer Software and, to the Knowledge of GP, the Acquired GP Licensed Computer Software and the Included Licensed Computer Software (i) shall perform in substantially the same manner as it did as of the Closing Date, (ii) contain no Disabling Devices, and (iii) other than those errors and defects inherent in Computer Software that are generally known within the information technology industry, has not suffered from any material and recurring malfunctions since January 1, 2002, that have not been remedied or replaced in all material respects.

(f)            To the Knowledge of GP, the use of the Necessary Data by each Seller prior to the Closing Date does not infringe or violate the rights of any Person, which rights are enforceable under the laws of the United States, or otherwise violate any United States law or regulation.

SECTION 3.25               Capital Expenditures.  With respect to the Business, since January 2, 2004 through the date of this Agreement, GP has made the capital expenditures set forth on Schedule 3.25.

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Sellers as follows:

SECTION 4.1                 Organization, Standing and Power.  Purchaser is duly organized, validly existing and in good standing under the laws of its state of organization and has the requisite entity power and authority to carry on its business as currently conducted.

SECTION 4.2                 Authority.

(a)           The execution and delivery of this Agreement and the Ancillary Documents executed as of the date hereof and the consummation of the transactions contemplated hereby and thereby by Purchaser have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and the execution and delivery of the Ancillary Documents to be executed by Purchaser or its affiliates at the Closing and the consummation of the transactions contemplated thereby will be duly and validly authorized by all necessary action on the part of Purchaser or its affiliates prior to the Closing and no other proceedings in the part of Purchaser or its affiliates is necessary to authorize such execution, delivery and performance.  Each of this Agreement and the Ancillary Documents executed as of the date hereof has been duly and validly executed and delivered by Purchaser and constitutes, and each Ancillary Document to be entered into by Purchaser or its affiliates will be duly and validly executed and delivered at or prior to the Closing and when so executed and delivered will constitute, its legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(b)           The execution and delivery of this Agreement and the Ancillary Documents executed as of the date hereof by Purchaser or its affiliates does not, and the execution and delivery by Purchaser or its affiliates of the Ancillary Documents to be executed by Purchaser or its affiliates at the Closing, the consummation by Purchaser or its affiliates of the transactions contemplated hereby and thereby and the compliance by Purchaser or its affiliates with the terms of this Agreement and the Ancillary Documents to which Purchaser or its affiliates is or will be a party will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the assets of Purchaser or its affiliates under any provision of (i) the articles of incorporation or bylaws (or comparable organizational documents) of Purchaser or such affiliates; (ii) subject to the filings and other matters referred to in the following paragraph (c), any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Purchaser or such affiliates; or (iii) any of the terms, conditions, or provisions of any note, lien, bond, mortgage, indenture, license, lease, contract, commitment, agreement, understanding, restriction or other instrument or obligation, except in the case of clause (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not materially impair the ability of Purchaser or such affiliates to perform its obligations under this Agreement.

(c)           No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Purchaser or its affiliates in connection with the execution and delivery of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby, except for (i) compliance with and filings under the HSR Act and (ii) those the failure of which to obtain or make, individually or in the aggregate, would not materially impair the ability of Purchaser or its affiliates to perform their respective obligations under this Agreement or the Ancillary Documents.

SECTION 4.3                 Available Funds.  Purchaser has obtained a commitment letter from Cerberus Capital Management, L.P. with respect to the provision by Cerberus Capital Management, L.P. of debt or equity capital to Purchaser, a copy of which has been provided to Sellers.

SECTION 4.4                 Litigation.  As of the date hereof, there is no claim, action, suit proceeding or governmental investigation pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its affiliates, by or before any Governmental Entity that would materially impair the ability of Purchaser or any of its affiliates to perform Purchaser’s obligations under this Agreement.

SECTION 4.5                 Brokers.  No broker or investment banker acting on behalf of Purchaser or its affiliates is entitled to any fee, commission or other payment in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V

Covenants

SECTION 5.1                 Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the Closing or the termination of this Agreement pursuant to Article VII, GP shall, and shall cause its affiliates to (except as expressly provided in this Section 5.1 or to the extent that Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed) operate the Business in the ordinary course consistent with past practice and maintain the Acquired Assets in working order consistent with past practices, in substantially the same condition as of the date of this Agreement, and shall use all commercially reasonable efforts consistent with past practices to preserve intact the Business and the Acquired Assets and to preserve and maintain the Business’ goodwill and relationships with its customers, suppliers, vendors and dealers.  Except as set forth in Schedule 5.1 and solely with respect to the Business, the Acquired Assets and the Assumed Liabilities:

(a)           GP and its affiliates shall not engage in any intercompany transaction, other than in the ordinary course of the operation of the Business consistent with past practice;

(b)           GP and its affiliates shall not acquire any company or business (whether by asset purchase, stock purchase or merger) that competes with or would become a part of the Business or be included in the Acquired Assets or Assumed Liabilities;

(c)           GP and its affiliates shall not take any action that would cause any of the representations and warranties set forth in clauses (a) through (h) of Section 3.6 to be inaccurate in any material respect as of the Closing;

(d)           GP and its affiliates shall use commercially reasonable efforts to obtain and renew all Material Business Permits;

(e)           GP and its affiliates shall not enter into any settlement or release of any lawsuit, action, claim, suit or judicial, legal, administrative, arbitral or other proceeding related to the Business or the Acquired Assets (other than relating to the Excluded Liabilities) (i) in which a party seeks an order, injunction or other equitable relief or relief other than money damages which may adversely impact the operation of the Business or the Acquired Assets after Closing or (ii) that involves the payment of money damages in excess of $750,000;

(f)            GP and its affiliates shall not hire any employee or consultant for the Business with an annual compensation in excess of $200,000; and

(g)           GP and its affiliates shall not enter into any agreement to take any action described above.

SECTION 5.2                   Access to Information.

(a)           GP shall afford to Purchaser and its Representatives (a) reasonable access during normal business hours and upon reasonable prior notice during the period prior to the Closing to all senior management of the Business and to customers, vendors, suppliers and dealers of the Business and (b) full access during normal business hours to the properties, books, Contracts, commitments and records primarily related to the Business and during such period shall furnish promptly to Purchaser and its Representatives any information concerning the Business, the Acquired Assets or the Assumed Liabilities as Purchaser may reasonably request; provided, however, that GP is under no obligation to disclose to Purchaser or its Representatives (i) any information the disclosure of which is restricted by Contract or applicable law except in strict compliance with the applicable Contract or law, it being agreed that GP shall use its commercially reasonable efforts to obtain the consent of any third party to any Contract to the disclosure to Purchaser of any confidential information relating to such Contract, and (ii) affirmative action plans and related books and records, in each case with respect to either Seller.  Purchaser acknowledges that any information being provided to it or its Representatives by GP or any of its affiliates or Representatives pursuant to or in connection with this Agreement is subject to Section 5.8(b) of this Agreement and the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b)           During the period from the date hereof through the Closing Date, GP shall deliver to Purchaser copies of monthly financial information with respect to the Business that GP prepares for its own internal use in the ordinary course of Business consistent with past practice.  Purchaser acknowledges and agrees that such financial information will not represent the Business’ financial position as if it were accounted for as a stand alone entity and will not be prepared in accordance with GAAP or as otherwise set forth in Section 2.3 or Section 3.5 of this Agreement.

SECTION 5.3                 Governmental Approval, Etc.

(a)           Each of Purchaser and GP shall as promptly as practicable, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission and the United States Department

of Justice, the notification and report form under the HSR Act required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act.  Each party will bear its own costs for the preparation of any such filing and responding to any inquiries or information requests, and Purchaser shall be responsible for the payment of any applicable filing fees.  Each of Purchaser and Sellers shall as promptly as practicable comply with any other laws of any country which are applicable to any of the transactions contemplated hereby and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person in connection with such transactions is necessary.  Each of Purchaser and GP shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing, registration or declaration which is necessary under the HSR Act or any other such laws.  Purchaser and GP shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity, and shall comply promptly with any such inquiry or request.  Purchaser and GP shall use all reasonable efforts to obtain any clearance under the HSR Act or any other consent, approval, order or authorization of any Governmental Entity, necessary in connection with the transactions contemplated hereby or to resolve any objections which may be asserted by any Governmental Entity with respect to the transactions contemplated hereby; provided that neither party shall be required to execute agreements and submit to judicial or administrative orders to hold separate and/or divest any of the Acquired Assets or the businesses or assets of Purchaser or any of its affiliates.

(b)           Subject to the terms and conditions of this Agreement, the Ancillary Documents and all applicable laws and regulations, each party shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing and to do or cause to be done all things necessary to cause the Closing to occur and to consummate and make effective the transactions contemplated by this Agreement on or prior to the Closing Deadline, including, without limitation, (i) the execution and delivery of all agreements required hereunder and (ii) defending against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Entity that is not yet final and non-appealable vacated or reversed; provided, however, that neither party nor any of its affiliates shall be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any third Person, including, without limitation, the offer for sale of any part of the Acquired Assets or other business or assets to any Person.

SECTION 5.4                 Third Party Consents.

(a)           Other than with respect to matters contemplated in the Ancillary Documents, if any novations, transfer or other agreements, consents, approvals or waivers necessary for the assignment, assumption, transfer or novation of any Contract or Intellectual Property to the extent included in the Acquired Assets, or any claim, right or benefit or obligation or liability arising thereunder or resulting therefrom, shall not have been obtained on or prior to the Closing Date, then as of the Closing, to the extent permitted by law and necessary to give effect to the terms hereof, this Agreement shall constitute full and equitable assignment by each Seller and any of its affiliates to Purchaser or its affiliates of all of its right, title and interest in and to, and assumption by Purchaser or its affiliates of all of the respective obligations and liabilities of each Seller and any of its affiliates under, such Intellectual Property and Contracts, and, in the case of Contracts, Purchaser or its affiliates shall be deemed the agent of each Seller and its affiliates for purposes of completing, fulfilling and discharging all of the liabilities of such Seller and any of its affiliates under any such Contract.  The parties shall take all actions reasonably necessary to provide Purchaser or its affiliates with the economic benefits of such Intellectual Property and Contracts to the extent included in the Acquired Assets, and, in the case of such Contracts, to relieve each Seller and its affiliates of the burdens of performance and other obligations thereunder, including entry into subcontracts for the performance thereof.  Purchaser agrees to pay, perform and discharge, and indemnify each Seller and its affiliates against and hold each Seller and its affiliates harmless from, all of their respective obligations and liabilities relating to such performance or failure to perform under such Contracts relating to performance required to be made after the Closing Date.

(b)           If either Seller or any of its affiliates shall be unable to make the assignment described in Section 5.4(a), or if such attempted assignment would give rise to any right of termination or would otherwise adversely affect the rights of either Seller or any of its affiliates or Purchaser or any of its affiliates under such Intellectual Property or Contract, or would not assign all of the rights or transfer all of the obligations and liabilities of such Seller and its affiliates thereunder at the Closing, GP and Purchaser shall continue to cooperate and use reasonable efforts to provide Purchaser or its affiliates with all such rights and to relieve Sellers and their respective affiliates of all such obligations and liabilities.  To the extent that any such consents and waivers are not obtained, or until the impediments to such assignment are resolved, GP shall use reasonable efforts (without the expenditure, in the aggregate, of any material sum) to (i) provide to Purchaser or its affiliates, at the request of Purchaser, the benefits of any such Intellectual Property or Contract to the extent included in the Acquired Assets, (ii) cooperate in any lawful arrangement designed to provide such economic benefits to Purchaser or its affiliates, and (iii) enforce, at the request of and for the account of Purchaser or its affiliates, any rights of Sellers and their respective affiliates arising from any such Intellectual Property or Contract against any third Person (including any Governmental Entity) including the right to elect to terminate in accordance with the terms thereof upon the advice of Purchaser.  To the extent that Purchaser or its affiliates is provided the benefits of any Intellectual Property or Contract referred to in this Section 5.4 (whether from either Seller or any of its affiliates or otherwise), Purchaser shall perform at the direction of GP and for the benefit of any third Person (including any Governmental Entity) the obligations of Sellers and their respective affiliates arising thereunder following the Closing Date, and Purchaser agrees to pay, perform and discharge, and indemnify Sellers and their respective affiliates against and hold them harmless from, all of their obligations and liabilities relating to such performance or failure to perform relating to performance required to be made after the Closing Date, and in the event of a failure of such indemnity, Sellers shall cease to be obligated under this Agreement in respect of the Intellectual Property or Contract which is the subject of such failure (without limiting any other rights available to Sellers at law, in equity or under this Agreement in respect of such failure).

(c)           In connection with obtaining the consents contemplated by this Section 5.4, neither Seller shall consent to any modification of any Contract to the extent included in the Acquired Assets without the prior written consent of Purchaser.

SECTION 5.5                 Expenses.  Whether or not the Closing takes place, and except as otherwise specifically provided in this Agreement or any Ancillary Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

SECTION 5.6                 Brokers or Finders.  Purchaser agrees to indemnify and hold each Seller and its affiliates harmless from and against any and all claims, liabilities or obligations with respect to the fees of any Person listed in Section 4.5 and any other fees, commissions or expenses asserted by any other Representative of Purchaser or any of its affiliates on the basis of the transactions contemplated by this Agreement.  GP agrees to indemnify and hold Purchaser and its affiliates harmless from and against any and all claims, liabilities or obligations with respect to the fees of any Person listed in Section 3.23 and any other fees, commissions or expenses asserted by any other Representative of either Seller or any of its affiliates on the basis of the transactions contemplated by this Agreement.

SECTION 5.7                 No Additional Representations.  Purchaser acknowledges and agrees that it and its accountants, counsel, and other representatives (collectively, “Representatives”) are fully satisfied with (i) the access to the books and records, facilities, equipment, Contracts and other properties and assets included in or related to the Business and the Acquired Assets and Assumed Liabilities that it and its Representatives have been provided prior to the date of this Agreement, and (ii) the opportunity to meet prior to the date of this Agreement with the officers and employees of each Seller to discuss the Business and the Acquired Assets and Assumed Liabilities that it and its Representatives have been provided.  Purchaser also acknowledges that it has conducted its own independent review and analysis of the Business and the Acquired Assets and Assumed Liabilities.  Purchaser further acknowledges and agrees that none of Sellers or their affiliates or any of their respective Representatives or any other Person has made any representation or warranty, express or implied, with respect to the Business or the Acquired Assets or Assumed Liabilities or the accuracy or completeness of any information regarding the Business or the Acquired Assets or Assumed Liabilities furnished or made available to Purchaser and its Representatives, except as expressly set forth in this Agreement and the Ancillary Documents.  Purchaser further acknowledges and agrees that none of Sellers or their affiliates or any of their respective Representatives or any other Person shall have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including the Confidential Memorandum dated September 2003 prepared by GP and any information, documents or material made available in any “data rooms” or management presentations or in any other form in expectation of the transactions contemplated hereby, except to the extent such information is expressly addressed in the representations and warranties contained in this Agreement or the Ancillary Documents.  PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, SHOULD ANY CLOSING OCCUR, PURCHASER SHALL ACQUIRE THE ACQUIRED ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO THE DESIGN, CONDITION, QUALITY, SAFETY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS AGREEMENT.  This Section 5.7 shall not apply to any manufacturer and/or supplier warranties applicable to Inventory acquired by Purchaser on the Closing Date.

SECTION 5.8                 Certain Information.

(a)           After the Closing, upon reasonable written notice, Purchaser and GP shall furnish or cause to be furnished to each other and their respective accountants, counsel and other Representatives reasonable access, during normal business hours and upon reasonable prior notice, to such information (including records pertinent to the Business, the Acquired Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities), personnel and properties together with assistance relating to the Business, the Acquired Assets, the Excluded Assets, the Assumed Liabilities and the Excluded Liabilities as is reasonably necessary for financial reporting purposes, the preparation and filing of any returns, reports or forms (including returns, reports or forms related to Taxes) or the defense of, or response required under, or pursuant to, any lawsuit, action proceeding, audit or investigation (including any proceeding involving either Seller and any litigation or environmental matters related to the Acquired Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities).  After the Closing, each of Purchaser and GP agrees to deliver promptly to the other all mail and other documents received by such party which relate to any business conducted by such other party or its affiliates after the Closing.  Purchaser and GP shall also furnish or cause to be furnished to each other and their respective accountants, counsel and other Representatives access, during normal business hours and upon reasonable prior notice, to such information, personnel and properties for any other reasonable business purpose.  Purchaser and GP shall, and shall cause their affiliates to, retain after the Closing Date all such records (other than retention of tax records) pertinent to the Acquired Assets, the Excluded Assets, the Assumed Liabilities and the Excluded Liabilities that are owned by such Person immediately after the Closing until the later to occur of (i) the expiration of the applicable statute of limitations with respect to the subject matter described in such records or (ii) the final resolution of any outstanding claim or proceeding with respect to the subject matter described in such records.  After the end of such period, before disposing of any such records, the applicable party shall give notice to such effect to the other, and shall give the other, at the other’s cost and expense, a reasonable opportunity to remove and retain all or any part of such records as the other may select.  Cooperation with respect to Tax matters shall be governed by Section 5.11.

                (b)           For a period ending upon the later to occur of five (5) years after the Closing Date or one (1) year after the termination of the Master Supply Agreement, each Seller covenants and agrees that (i) it shall and shall cause its Representatives and affiliates to, keep all Purchaser Confidential Information (as defined below) confidential, (ii) without the prior written consent of Purchaser, it shall not, and shall cause its Representatives and affiliates not, to disclose any Purchaser Confidential Information to any Person other than Purchaser or its affiliates or Representatives of Purchaser or its affiliates and (iii) without the prior written consent of Purchaser, it shall not, and shall cause its Representatives and affiliates not, to use any Purchaser Confidential Information for purposes of competing with Purchaser in the Business.  Notwithstanding the foregoing, Sellers and their Representatives and affiliates may disclose such Purchaser Confidential Information to the extent disclosure thereof (x) is required by law or legal process, (y) is reasonably necessary to the defense of any Excluded Liability or the pursuit of any claim with respect to the Excluded Assets, or (z) is necessary for purposes of performing under this Agreement or any Ancillary Document or enforcing any rights under this Agreement or any Ancillary Document; provided, however, that in the event disclosure is required by law or legal process or is otherwise disclosed for purposes set forth in clauses (y) or (z), Sellers shall (A) provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order, (B) limit the disclosure of Purchaser Confidential Information to the extent required by law or legal process or to the extent necessary for the purposes set forth in clauses (y) and (z) and (C) take reasonable steps to protect the confidentiality of the Purchaser Confidential Information required to be disclosed.  For purposes of this Section 5.8(b), “Purchaser Confidential Information” shall mean any confidential information primarily relating to the Acquired Assets, the Assumed Liabilities or the Business.  “Purchaser Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is Seller Confidential Information (as defined below), (ii) is generally available to the public or is otherwise in the public domain on the Closing Date, (iii) becomes either generally available to the public or is otherwise in the public domain or is known by the recipient, in any such case other than as a result of a disclosure by a Person not otherwise permissible under any confidentiality agreement with Purchaser or its affiliates, (iv) is independently developed by or for Sellers after the Closing Date without the use of or reliance on (directly or indirectly) any Purchaser Confidential Information, or (v) is subject to Article 11 of the Master Supply Agreement.

(c)           For a period ending upon the later to occur of five (5) years after the Closing Date or one (1) year after termination of the Master Supply Agreement, Purchaser covenants and agrees that: (i) it shall, and shall cause its Representatives and affiliates to, keep all Seller Confidential Information (as defined below) confidential, (ii) without the prior written consent of GP, it shall not, and shall cause its Representatives and affiliates not, to disclose any Seller Confidential Information to any Person other than Sellers or their respective affiliates or Representatives of Sellers or respective affiliates and (iii) without the prior written consent of GP, it shall not, and shall cause its Representatives and affiliates not, to use any Seller Confidential Information for its own benefit or for the benefit of anyone other than Sellers or their affiliates.  Notwithstanding the foregoing, Purchaser and its Representatives and its affiliates may disclose Seller

Confidential Information to the extent disclosure thereof (x) is required by law or legal process, (y) is reasonably necessary to the defense of any Assumed Liability or the pursuit of any claim with respect to the Acquired Assets, or (z)  is necessary for purposes of performing under this Agreement or any Ancillary Document or enforcing any rights under this Agreement or any Ancillary Document; provided, however, that in the event disclosure is required by law or legal process or is otherwise disclosed for the purposes set forth in clauses (y) or (z), Purchaser shall (A) provide Sellers with prompt notice of such requirement prior to making any disclosure so that Sellers may seek an appropriate protective order, (B) limit the disclosure of Seller Confidential Information to the extent required by law or legal process or to the extent necessary for the purposes set forth in clauses (y) and (z) and (C) take reasonable steps to protect the confidentiality of the Seller Confidential Information required to be disclosed.  For purposes of this Section 5.8(c), “Seller Confidential Information” shall mean any confidential information relating to the Excluded Assets, the Excluded Liabilities, and any business or operation of GP or its affiliates other than the Business.  “Seller Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is Purchaser Confidential Information, (ii) is generally available to the public or is otherwise in the public domain on the Closing Date, (iii) becomes either generally available to the public or is otherwise in the public domain or is known by the recipient, in any such case other than as a result of a disclosure by a Person not otherwise permissible under any confidentiality agreement with Seller or its Affiliates or (iv) is independently developed by or for Purchaser after the Closing Date without the use of or reliance on (directly or indirectly) any Seller Confidential Information.

SECTION 5.9                 Bulk Transfer Laws.  Purchaser hereby waives compliance by Sellers with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser or its affiliates.

SECTION 5.10               Cooperation of the Parties.  The parties shall cooperate with each other and with their respective Representatives in connection with any acts or actions required to be taken as part of or as a condition to their respective obligations under this Agreement.

SECTION 5.11               Allocation; Tax Matters.

(a)           Purchaser shall deliver to Seller within 60 days after Closing a proposed allocation of the Purchase Price among the Acquired Assets (the “Proposed Allocation”).  If Seller does not deliver a written notice to Purchaser within 30 days of receipt of the Proposed Allocation specifying in reasonable detail the nature of any objection it may have to the Proposed Allocation (an “Objection Notice”), the Proposed Allocation shall be the final allocation of the Purchase Price among the Acquired Assets (the “Final Allocation”).  If Seller does deliver an Objection Notice, Purchaser and Seller shall attempt to resolve any differences identified in the Objection Notice within the succeeding 20 days and, if they are able to resolve all such differences, the allocation agreed to shall be the Final Allocation.  If they are unable to resolve all such differences, any remaining disagreed items shall be submitted to the CPA Firm for resolution in the next 20 days.  The CPA Firm shall be instructed to determine whether the position maintained by Seller or by Purchaser is the more reasonable allocation of the Purchase Price in respect of any item in dispute and shall select one of the two positions.  The allocation resulting from the CPA Firm’s decision shall be the Final Allocation.  Any allocation that becomes the Final Allocation pursuant to the preceding provisions of this Section 5.11(a) shall be final and binding as between Seller, Purchaser and their respective affiliates and neither Seller, Purchaser nor any affiliate of either thereof shall take any position on any Tax Return, including, without limitation, Internal Revenue Service Form 8023, that is inconsistent with the Final Allocation.  Purchaser and GP shall agree upon revisions to the Final Allocation to reflect any adjustments to the Purchase Price pursuant to Section 2.3 herein.

(b)           Purchaser and GP shall file and cause to be filed all Tax Returns and execute such other documents as may be required by any taxing authority, in a manner consistent with the Allocation Statement, as it may be revised from time to time.  Purchaser shall prepare Internal Revenue Service Form 8594 pursuant to Section 1060 of the Code relating to the transactions contemplated by this Agreement based on the Allocation Statement, as it may be revised from time to time, and deliver such form, and any similar purchase price allocation form that exists for Canada, to GP no later than thirty (30) days prior to the due date of any of GP’s Tax Returns which require the inclusion of such form.  Purchaser and GP shall file, or cause the filing of, such form with each relevant taxing authority.

(c)           Purchaser shall bear all transfer, documentary, sales, use, registration, stamp, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property gains Taxes and sales Taxes on vehicles), including any penalties, interest and additions to Tax, incurred in connection with the transactions contemplated hereby and any Taxes or other costs relating to a transfer, or that would not otherwise be payable in the absence of such transfer (including as a result of the transactions contemplated by this Agreement and including the use of a Tax attribute to reduce Taxes) (collectively, “Transfer Taxes”), and Purchaser shall reimburse GP for any Transfer Taxes paid by either Seller within five (5) Business Days of either Seller’s written request accompanied by reasonably appropriate documentation and evidence of payment.  Sellers and Purchaser shall cooperate in timely making and filing all Tax Returns as may be required to comply with the provisions of any Transfer Tax laws and in making arrangements that lawfully minimize Transfer Taxes without increasing other Taxes above the amount that would otherwise be payable in the absence of such arrangements.  To the extent legally able to do so, Purchaser shall deliver to Sellers exemption certificates satisfactory in form and substance to Sellers with respect to Transfer Taxes if such delivery would reduce the amount of Transfer Taxes that would otherwise be imposed.

(d)           At the Closing, each of the Sellers shall deliver to Purchaser duly executed certificates certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

(e)           GP shall cause to be prepared and duly filed all Tax Returns with respect to the Acquired Assets or the Business for taxable periods ending on or before the

Closing Date.  GP shall cause all Tax Returns addressed in this Section 5.11(e) to be prepared in accordance with the methodology used in prior taxable years.

(f)            Sellers and Purchaser shall each provide the other with such assistance as may be reasonably requested (including making employees reasonably available to provide information or testimony) in connection with the preparation of any Tax Return or the determination of liability for Taxes with respect to the Acquired Assets or the Business, including the completion of GP’s standard Tax packages relating to Tax Returns that GP is responsible for filing pursuant to Section 5.11(e) and delivery of them to GP within ninety (90) days of Purchaser’s receipt from GP.  Each of the Sellers and Purchaser shall, and shall cause their affiliates to, cooperate with each other in preparing and pursuing any claims for refunds or credits of Taxes.  Sellers and Purchaser each shall, and shall cause their affiliates to, retain until seven (7) years after the Closing Date all Tax Returns, schedules, work papers, accounting records and other records that are owned by such Person immediately after the Closing Date and that relate to the Acquired Assets or the Business.  After the end of such period, before disposing of any such Tax Returns, schedules, work papers or other records, each party shall give notice to such effect to the other party, and shall give the other party, at the other party’s cost and expense, a reasonable opportunity to remove and retain all or any part of such Tax Returns, schedules, work papers or other records as the other party may select.

(g)           GP shall cooperate with Purchaser in determining prior to the Closing Date the extent to which any payments that may be required to be made by Purchaser after the Closing Date to Business Employees would constitute excess parachute payments within the meaning of Section 280G of the Code.

(h)           GP and Purchaser hereby agree to utilize the “Standard Procedure” set forth in Revenue Procedure 96-60, 1996-2 C.B. 399, or a corresponding future revenue procedure or other administrative pronouncement with regard to the reporting requirements attributable to wages paid or to be paid to Business Employees.

(i)            If any Tax authority informs GP or Purchaser of any notice of a proposed audit, claim, assessment or other dispute concerning an amount of Taxes with respect to which the other party may incur liability hereunder, the party so informed shall promptly notify the other party of such matter.  Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Tax authority with respect to such matter.  If an Indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to provide the Indemnifying Party prompt notice of such asserted Tax liability, (i) if the Indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for Taxes arising out of such asserted Tax liability, and (ii) if the Indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to provide prompt notice results in a monetary detriment to the Indemnifying Party, then any amount which the Indemnifying

Party is otherwise required to pay pursuant to this Agreement shall be reduced by the amount of such detriment.

(j)            The party responsible for filing any Tax Return under this Section 5.11 shall control any audits, disputes, administrative, judicial or other proceedings related to such Tax Return with respect to which either party may incur liability hereunder.  Subject to the preceding sentence, if an adverse determination may result in each party having responsibility for an amount of Taxes under this Section 5.11, each party shall be entitled to fully participate in that portion of the proceedings relating to the Taxes with respect to which it may incur liability hereunder.  For purposes of this Section 5.11 the term “participation” shall include (i) participation in conferences, meetings or proceedings with any Tax authority, the subject matter of which includes an item for which such party may have liability hereunder, (ii) participation in appearances before any court or tribunal, the subject matter of which includes an item for which a party may have liability hereunder, and (iii) with respect to the matters described in the preceding clauses (i) and (ii), participation in the submission and determination of the content of the documentation, protests, memorandum of fact and law, briefs, and the conduct of oral arguments and presentations.

SECTION 5.12               Computer Software.

(a)           Included GP Owned Computer Software.  GP hereby conveys to Purchaser or its affiliates, effective as of the Closing, a perpetual, royalty-free, non-exclusive, non-transferable, non-assignable (except as set forth below), license (the “License”) to use and modify (other than during the applicable service periods in the IT Support Services Agreement), for the internal operations of the Business (as constituted and conducted from time to time), the GP Owned Computer Software specifically set forth on Schedule 5.12(a) (the “Included GP Owned Computer Software”).  The License shall not permit Purchaser or its affiliates (i) to use the Included GP Owned Computer Software, other than in and for the Business (as constituted and conducted from time to time), or (ii) to sell, sublicense or otherwise assign any such Included GP Owned Computer Software except as set forth in this subsection.  Notwithstanding the foregoing, Purchaser or its affiliates may assign the License to a purchaser of all or substantially all of the assets of the Business after the Closing Date; provided, however, that the assignment contains a license executed by an authorized representative of the assignee that contains terms and conditions of use and license that are at least as strict as those contained in this Agreement concerning (i) the License and (ii) the warranty disclaimers and indemnification sections applicable to the Included GP Owned Computer Software.  Additionally, the documents memorializing such assignment must specifically name GP as the owner of all right, title and interest in the Included GP Owned Computer Software and the intended third party beneficiary of such terms and conditions.

(b)           Included Licensed Computer Software.  GP hereby agrees to provide commercially reasonable assistance to Purchaser and its affiliates, at Purchaser’s sole cost and expense, in obtaining for the Business the continuing right to operate the Licensed Computer Software specifically set forth on Schedule 5.12(b) (the “Included Licensed Computer Software”) as it was operated by or for the benefit of the Business prior to the

Closing, and to permit GP to provide the Support Services pursuant to the IT Support Services Agreement (collectively, the “Necessary Consents”); provided, however, that in each case (i) Purchaser shall not be responsible for GP’s internal expenses in providing such assistance; (ii) GP shall not be obligated to sublicense, partially assign or otherwise partition any of its existing licenses for any item of Included Licensed Computer Software unless GP cannot, using commercially reasonable efforts, otherwise obtain for the Business (e.g. by purchase of a new license or by exercise of its rights under existing Computer Software license agreements) the continuing right to operate the Licensed Computer Software as it was operated by or for the benefit of the Business prior to the Closing; (iii) because obtaining the Necessary Consents will likely involve GP’s Contracts, and the relationships between GP and its vendors and licensors, Purchaser agrees to refrain from contacting, negotiating or otherwise seeking to obtain the Necessary Consents without GP’s participation, unless GP is notified in writing in advance in each case and consents to not being involved in obtaining one or more Necessary Consents (failure to provide consent by GP within five (5) Business Days after receipt by the designated GP Information Technology Department and Law Department representatives set forth in Schedule 5.12(b) shall constitute implicit consent); and (iv) Purchaser understands and agrees that the Necessary Consents may not be obtained prior to the Closing.  In addition, GP shall not be obligated to provide Purchaser with copies of any Computer Software Contract other than those relating to the Acquired Computer Hardware or Acquired GP Licensed Computer Software; provided that GP will provide relevant Contract provisions relating to GP fulfilling its obligations under 5.12(b), subject to applicable confidentiality provisions thereunder.

(c)           Co-Ownership of Acquired GP Owned Computer Software.  GP and Purchaser shall be co-owners without any rights or obligations of accounting, of the components of the Acquired GP Owned Computer Software, including without limitation, algorithms, sub-routines, application program interfaces, separately identifiable modules, and any and all other programming code portions of general utility (collectively, “Acquired GP Owned Computer Software Components”) but GP shall not be a co-owner of the entirety of any program listed on Schedule 1.2(a)(ix).  GP agrees not to (and to cause its affiliates, agents, employees, vendors and contractors not to):  (i) use any such entire program for any purpose or reason, (ii) provide any such entire program to any other Person by license, sale or other transfer or to operate any such entire program for the benefit or on behalf of any such other Person, and (iii) for the period from the Closing Date to the date which is five (5) years after the Closing Date, (A) use any of the Acquired GP Owned Computer Software Components (either separately or as a part of any Computer Software) in the business of distributing building products, or (B) provide any of the Acquired GP Owned Computer Software Components (either separately or as a part of any Computer Software) to any other Person by license, sale or other transfer for use in the business of distributing building products, or to operate any such Computer Software for the benefit of or on behalf of any such other Person for such purpose.

(d)           Co-Ownership of Necessary Data.  GP and Purchaser shall be co-owners, without any rights or obligations of accounting, of any and all Necessary Data that was used by GP, and not solely used by the Business, prior to the Closing Date.

SECTION 5.13               Ancillary Documents.  GP and Purchaser are, simultaneously with the execution and delivery of this Agreement, executing and delivering to each other that certain Human Resources Agreement of even date herewith, a copy of which is attached hereto as Exhibit A (the “Human Resources Agreement”) and that certain Real Property Purchase and Sale Agreement of even date herewith, a copy of which is attached hereto as Exhibit B (the “Real Property Agreement”).  Each Seller and Purchaser further agree to execute and deliver at Closing each of the following documents to which it is to be a party (a) that certain Transition Services Agreement, substantially in the form of Exhibit C (the “Transition Services Agreement”), (b) that certain IT Support Services Agreement, substantially in the form of Exhibit D (the “IT Support Services Agreement”), (c) that certain Master Purchase, Supply and Distribution Agreement, substantially in the form of Exhibit E (the “Master Supply Agreement”) and (d) that certain Agreement Concerning Private Label Agreements, substantially in the form of Exhibit F (the “Agreement Concerning Private Label Agreements”).

SECTION 5.14               Prorated Charges.  The following charges shall be prorated on a per diem basis and apportioned between Sellers, on the one hand, and Purchaser, on the other, as of the Closing Date:  property Taxes, utility charges, license and permit fees, and similar charges imposed with respect to the Acquired Assets (collectively, the “Prorated Charges”), but only to the extent that prepaid assets related thereto are not reflected in Target Working Capital, as the same may be adjusted in the Final Working Capital Statement.  GP shall be liable for (and shall reimburse Purchaser to the extent Purchaser shall have paid) that portion of the Prorated Charges relating to, or arising in respect of, periods ending on or prior to the Closing Date, and Purchaser shall be liable for (and shall reimburse GP to the extent either Seller shall have paid) that portion of the Prorated Charges relating to, or arising in respect of, all periods after the Closing Date but only to the extent that prepaid assets related thereto are not reflected in Target Working Capital, as same may be adjusted in the Final Working Capital Statement.

SECTION 5.15               Schedules.  GP shall promptly notify Purchaser upon becoming aware of any facts or circumstances that cause any of either Seller’s representations and warranties contained herein or relating to any matters required to be set forth in the Schedules to be untrue in any material respect.  It is recognized and understood by Purchaser that changes to the Schedules may become necessary as a result of the conduct of Business in the normal course; provided, however, that no such change to any Schedule shall be deemed to cure any breach of representation, warranty or covenant set forth in this Agreement.

SECTION 5.16               Inconsistencies.  If at any time on or before the date of this Agreement any Representative of Sellers has disclosed to Lenard Tessler or Dev Kapadia in writing any material fact that would represent a material breach of any of the representations or warranties of either Seller contained herein, and Purchaser has not informed GP of such fact, such failure will constitute a waiver and release by Purchaser of any right it may have to delay the Closing, terminate this Agreement, or seek indemnification from either Seller solely as a result of such representation or warranty being untrue or inaccurate; provided, that nothing in this Section 5.16 shall limit Purchaser’s rights to indemnification from either Seller with respect to any Excluded

Liabilities; and provided, further, that for the avoidance of doubt, the burden of proof with respect to such disclosure and failure to disclose shall be on Sellers.

                SECTION 5.17               Additional Intellectual Property Provisions.

                (a)           GP Trademarks.  It is expressly agreed that Purchaser is not acquiring any right, title or interest in Trademarks of GP or its affiliates (other than the Specified Brands) or in any Trademark incorporating the words “Georgia-Pacific”, “G-P”, “GP”, “GP & Design”, or GP’s corporate signature or logo, or any part, variation or derivative thereof (collectively, “GP Trademarks”).  As promptly as practicable, but in no event later than 180 days following the Closing Date, Purchaser shall remove, strike over or otherwise obliterate all GP Trademarks from all items and materials constituting or included in the Acquired Assets (other than Inventory existing as of the Closing Date) or otherwise owned or held by Purchaser, including any facility signs, equipment, vehicles, Internet sites, business cards, schedules, purchase orders, invoices, stationery, displays, signs, promotional materials, manuals, forms and other materials, if such items and materials are routinely visible to, or distributed or made available or proposed to be distributed or made available to, third parties or the public (other than sales materials for Inventory existing as of the Closing Date), and Purchaser shall cease using invoices, purchase orders, stationery and business cards containing GP Trademarks no later than 180 days after the Closing Date.  Nothing contained herein shall require or be construed to require Purchaser to cause customers of the Business to take any action with respect to property in the possession of any such customers.  Neither Purchaser nor any of its affiliates shall, from and after the expiration of 180 days after the Closing Date, except as permitted under any of the Ancillary Documents or otherwise agreed upon by GP, make any direct or indirect use of any GP Trademarks or make any reference to GP or its subsidiaries in any advertisements, promotional materials, Internet addresses, information telephone numbers or any other contact information of Purchaser or any of its affiliates.

                (b)           License.  Sellers hereby grant to Purchaser an irrevocable, worldwide, perpetual, royalty-free, non-exclusive license to make, use, sell, lease, license, reproduce, distribute and modify Copyrights, Patents and Trade Secrets owned by either Seller to the extent (i) necessary to perform the services provided by and the processes performed in the Business as of the Closing Date and not part of the Owned Business Intellectual Property, (ii) not otherwise excluded from the definition of Intellectual Property and (iii) not expressly excluded from possession or use by Purchaser under other provisions of this Agreement or Ancillary Documents.  Such license does not include the right to use GP Trademarks (such use being governed entirely by Section 5.17(a), the Master Supply Agreement and the Agreement Concerning Private Label Agreements).  Such license is transferable in connection with sale or transfer of the Business, but not otherwise transferable.  Such license does not require Purchaser to account for or share revenues resulting from use.  Sellers make no representations or warranties in connection with such license, and expressly exclude all representations and warranties with respect thereto and the Intellectual Property which is the subject thereof; provided, however, that nothing in this Section 5.17(b) shall alter, amend, modify or limit the express Intellectual Property representations and warranties set forth in this Agreement.

SECTION 5.18               Insurance.  Purchaser acknowledges and agrees that effective upon the Closing, all insurance policies carried by or for the benefit of either Seller or any of its affiliates with respect to the Acquired Assets and the operation, activities and liabilities of the Business (the “GP Insurance Policies”) may be terminated or modified by GP to exclude coverage of the Acquired Assets and the activities, liabilities and operations of the Business, and, Purchaser shall, at or before Closing, obtain at its sole cost and expense adequate replacement insurance coverage for the Acquired Assets and the activities, operations and liabilities of the Business, including insurance required by any Contract to be so maintained, with respect to such risks, in such amounts, and from such financially sound and reputable insurers as are prudent and customary in the Industry generally.  Following the Closing, Purchaser shall cooperate with GP, at GP’s sole cost and expense, in submitting any claims on behalf of GP or any of its affiliates under any of the GP Insurance Policies arising out of occurrences prior to the Closing.  Purchaser acknowledges that neither Seller shall have any responsibility for obtaining or maintaining any insurance or bearing any liability with respect to the Acquired Assets or the operations, liabilities or activities of the Business relating to or arising out of occurrences subsequent to the Closing.  Notwithstanding any of the provisions of this Section 5.18, except as otherwise expressly set forth in this Agreement, Purchaser shall have no right to make any claim directly against either Seller or against any insurance carrier under any of the GP Insurance Policies for any claim, loss, liability, lien, damage or expense applicable to the Acquired Assets or the activities, liabilities or operations of the Business.

SECTION 5.19               Guarantees of Sellers.  The parties shall cooperate and use their respective best efforts in order that, effective as of the Closing Date, any and all deposits, guarantees, letters of credit, assurances or similar obligations of either Seller or any of its affiliates in respect of any obligations or liabilities of or otherwise primarily related to the Business or the Acquired Assets as set forth on Schedule 5.19 (collectively, the “GP Guarantees”), shall be released.  Purchaser or its affiliates shall execute any substitute guarantees and make any other arrangements on the part of Purchaser or its affiliates necessary to obtain the release of any such GP Guarantees as of the Closing Date.  If the parties are unable to cause any of the GP Guarantees to be released prior to the Closing, Purchaser shall indemnify and hold harmless GP, GPBMS and their respective affiliates from and against any and all amounts becoming payable under or with respect to any such GP Guarantees following the Closing.

SECTION 5.20               Intentionally left blank.

SECTION 5.21               UST Financial Assurance.  Notwithstanding Section 5.19, within sixty (60) days after the Closing Date, Purchaser shall have in place the appropriate financial assurance mechanisms with respect to underground and aboveground storage tanks located on the Real Property (the “Tanks”) in substitution of those maintained by Seller, in such amounts and on such terms as required under Environmental Law.  Purchaser shall notify Seller in writing when such financial assurance mechanisms are completed and submitted to the appropriate Governmental Entities.  Purchaser shall also notify Seller in writing when such financial assurance mechanisms are approved and accepted by the appropriate Governmental Entities.  If

Purchaser, after utilizing reasonable efforts, is unable to make any such substitution, Purchaser shall continue to make such efforts, but Seller’s financial assurance mechanisms shall remain in place; provided, however, that Purchaser shall reimburse Seller for the cost of such financial assurance mechanisms.  In no event shall Seller be required to maintain such financial assurance mechanisms for more than one (1) year after Closing Date.  Schedule 5.21 sets forth all Tanks (including registered and unregistered Tanks) located at the Real Property, their size, year of installation, contents and last date of integrity testing to the extent available.

SECTION 5.22               Compliance with Environmental Transfer Statutes.  Sellers shall at their own cost and expense, be responsible for complying with the requirements of any Environmental Laws regulating the sale, transfer or closure of certain facilities, including, but not limited to, in each case, to the extent possible, prior to the Closing Date:

(a)           Making all required submissions to the New Jersey Department of Environmental Protection and, in connection therewith, Sellers shall obtain either a (v) Non-Applicability Letter (as defined in ISRA), (w) No Further Action Letter (as defined in ISRA), (x) Remediation Agreement (as defined in ISRA, (y) UST Deferral (as defined in ISRA), or (z) Negative Declaration (as defined in ISRA); and

(b)           Submitting the appropriate CTA Form and agreeing to be the Certifying Party (as defined in CTA) for any remediation that may be required.

SECTION 5.23               Intentionally left blank.

SECTION 5.24               Financial Statements.

(a)           GP shall prepare and deliver to Purchaser as promptly as practicable after the date of this Agreement a balance sheet of the Business as of January 3, 2004 and December 28, 2002 and the related statements of income, cash flows and parent’s investment for the three (3) years in the period ended January 3, 2004, audited by Ernst & Young LLP and, to the Knowledge of GP’s controller and assistant controller, satisfying in all material respects the requirements of Regulation S-X promulgated by the Securities and Exchange Commission (the “Historical GAAP Financial Statements”).

(b)           To the extent the Closing has not occurred on or prior to April 30, 2004, GP shall use its commercially reasonable efforts to prepare and deliver to Purchaser, as promptly as practicable, an unaudited balance sheet of the Business for the periods ending March 31, 2004 and 2003, and related statements of income, cash flows and parent’s investment for the three (3) months ended March 31, 2004 and 2003, and to the Knowledge of GP’s controller and assistant controller, satisfying in all material respects the requirements of Regulation S-X promulgated by the Securities Exchange Commission.

(c)           GP shall deliver to Purchaser not later than March 22, 2004, an unaudited statement of cash flows of the Business for the fiscal year ended January 3, 2004.

SECTION 5.25               Items Purchased.  Purchaser and Sellers acknowledge and agree that between the date of this Agreement and the Closing Date Sellers may purchase the items set forth in Schedule 5.25 for the Business.  In the event such items are purchased on or before the Closing Date, Purchaser hereby agrees to reimburse Sellers at Closing the purchase price of the items described on Schedule 5.25.

SECTION 5.26               Shared Use Arrangements.  On or before the Closing Date, Sellers shall enter into such written agreements reasonably necessary in order to memorialize the terms of the existing, oral “shared use” arrangement with respect to the Whiteville, North Carolina facility.

ARTICLE VI

Conditions Precedent

SECTION 6.1                 Conditions to Each Party’s Obligation.  The obligation of Purchaser to purchase the Acquired Assets and to complete the other actions contemplated by this Agreement to occur at the Closing, and the obligation of each Seller to sell, assign, transfer, convey and deliver the Acquired Assets to Purchaser and to complete the other actions contemplated by this Agreement to occur at the Closing, shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived by a party in its sole discretion:

(a)           Certain Waiting Periods.  (i) Any waiting period under the HSR Act applicable to any of the transactions contemplated hereby shall have expired or been earlier terminated, and (ii) no antitrust authority shall have required either Seller or any of its affiliates to continue to own any of the Acquired Assets or to divest, separate or offer for sale any of the Excluded Assets.

(b)           No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided, however, that subject to the proviso in Section 5.3(b), each of Purchaser and Sellers shall have used their respective best efforts to prevent the entry of any such order, injunction or other restraint or prohibition and to appeal as promptly as possible any such order, injunction or other restraint or prohibition that may be entered.

(c)           Real Estate Purchase.  The transactions contemplated by the Real Property Agreement shall have been (or shall simultaneously be) consummated.

SECTION 6.2                 Conditions to Obligation of Purchaser.  The obligation of Purchaser to purchase the Acquired Assets and to complete the other actions contemplated by this Agreement to occur at the Closing, is subject to the satisfaction at and as of the Closing of each of the following conditions, any of which may be waived by Purchaser in its sole discretion:

(a)           Representations and Warranties.  The representations and warranties of GP set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or to Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) as of the date of this Agreement and (as though such representations and warranties were made on and as of the Closing) as of the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or to Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) only as of such date, and (ii) such inaccuracies as shall have not resulted in a Material Adverse Effect, and Purchaser shall have received a certificate from GP signed by an authorized officer of GP to such effect.

(b)           Performance of Obligations of Sellers.  Sellers shall have performed or complied in all material respects with all obligations, conditions and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing, and Purchaser shall have received a certificate from GP signed by an authorized officer of GP to such effect.

(c)           Financial Statements.  Sellers shall have delivered to Purchaser the Historical GAAP Financial Statements.

(d)           Accounts Receivable Lien Release.  Sellers shall have delivered to Purchaser all applicable Lien releases for the Accounts Receivable.

SECTION 6.3                 Conditions to Obligation of Sellers.  The obligation of Sellers to sell, assign, transfer, convey, and deliver the Acquired Assets and to complete the other actions contemplated by this Agreement to occur at the Closing is subject to the satisfaction at and as of the Closing of each of the following conditions, any of which may be waived by Sellers in their sole discretion:

(a)           Representations and Warranties.  The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects  (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as of the date of this Agreement and (as though such representations and warranties were made on and as of the Closing) as of the Closing Date, except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) only as of such date, and GP shall have received a certificate from Purchaser signed by an authorized officer of Purchaser to such effect.

(b)           Performance of Obligations of Purchaser.  Purchaser shall have performed or complied (or caused its affiliates to perform or comply) in all material respects with all obligations, conditions and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing, and GP shall have received a certificate signed by an authorized officer of Purchaser to such effect.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.1                 Termination.

(a)           Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(i)            by mutual written consent of GP and Purchaser;

(ii)           by GP, if any of the conditions set forth in Sections 6.1 or 6.3(b) shall have become incapable of fulfillment by July 2, 2004 (the “Closing Deadline”), and shall not have been waived by GP;

(iii)          by Purchaser, if any of the conditions set forth in Sections 6.1 or 6.2(b) shall have become incapable of fulfillment by the Closing Deadline, and shall not have been waived by Purchaser;

(iv)          by GP, if any of Purchaser’s representations or warranties set forth herein shall be or have become inaccurate such that the condition set forth in Section 6.3(a) would not be satisfied, and, if such inaccuracy is capable of being cured, Purchaser fails to cure such inaccuracy within thirty (30) days following written notification thereof from GP to Purchaser;

(v)           by Purchaser, if any of GP’s representations or warranties set forth herein shall be or have become inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied, and, if such inaccuracy is capable of being cured, GP fails to cure such inaccuracy within thirty (30) days following written notification thereof from Purchaser to GP;

(vi)          by Purchaser, in the event that GP supplements or amends the Schedules in accordance with Section 5.15 and the matter giving rise to such supplement or amendment shall have resulted, individually, or in the aggregate with all other such matters, in a Material Adverse Effect; or

(vii)         by GP or Purchaser if the Closing shall not have occurred on or prior to the Closing Deadline;

provided, however, that the right to terminate this Agreement pursuant to clause (ii), (iii), (iv), (v), (vi) or (vii) above shall not be available to a party (A) whose failure to fulfill an obligation, or (B) whose breach of a representation, warranty, covenant or agreement set forth in this Agreement, and/or (C) whose delay or non-performance shall have been the cause of, or shall have resulted in, the right to terminate this Agreement pursuant to this Section 7.1(a).

(b)           In the event of termination by GP or Purchaser pursuant to Section 7.1(a), written notice thereof shall promptly be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party.  If the transactions contemplated by this Agreement are terminated as provided herein:

(i)            each party shall return all documents and other material received from the other party or parties relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

(ii)           all confidential information received by any party with respect to any other party’s business or that of any of its affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

(c)           If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 7.1, this Agreement shall become null and void and of no further force and effect, without any further obligation or liability of Sellers or Purchaser hereunder (except for any liability of a party for its breach of this Agreement), except for (i) the provisions of Section 5.2 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it from Sellers or their respective affiliates, (ii) the provisions of this Agreement relating to expenses (including Sections 5.5 and 5.11(c)), (iii) the provisions of Section 5.6 relating to brokers’ or finders’ fees, (iv) the provisions of this Section 7.1 and (v) the provisions of Article IX.  Nothing in this Section 7.1 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

SECTION 7.2                 Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  By an instrument in writing, Purchaser, on the one hand, or Sellers, on the other, may waive compliance by the other party or parties with any term or provision of this Agreement that such other party or parties was or is obligated to comply with or perform.

ARTICLE VIII

Indemnification

SECTION 8.1                 Indemnification by Sellers.

                (a)                                   Except with respect to Pre-Closing Environmental Liabilities (which are exclusively the subject of Section 8.4) and Product Liability Claims (which are exclusively the subject of Section 8.5), and subject to all applicable terms and conditions of this Article VIII, Sellers hereby agree to indemnify Purchaser and its affiliates and their respective officers, directors, employees, stockholders, partners, members, agents, and Representatives (collectively, the “Purchaser Group”) against, and agrees to hold them harmless from, any loss, liability, claim, damage or reasonable expense (collectively, “Losses”) as incurred to the extent arising from, relating to or otherwise in respect of (i) any breach of any representation or warranty of Sellers contained in this Agreement (determined for purposes of only this Article VIII without reference to any qualification in such representation or warranty of materiality or Material Adverse Effect), (ii) any breach of any covenant of Sellers contained in this Agreement, (iii) any Excluded Liabilities (other than Pre-Closing Environmental Liabilities and Product Liability Claims, which are exclusively the subject of Sections 8.4 and 8.5, respectively) or (iv) any claim or Suit alleging that a Person other than the Purchaser Group is the owner of the Acquired GP Owned Computer Software or that a Person other than Sellers is the owner of the Included GP Owned Computer Software (or any part or portion thereof) or otherwise challenging or contesting the Purchaser’s Group sole and exclusive ownership of the Acquired GP Owned Computer Software or the right of the Purchaser Group to use the Included GP Owned Computer Software (or any part or portion thereof); provided, however, that Sellers shall not have any liability under clause (i) of this Section 8.1 unless the aggregate of all Losses relating thereto for which Sellers would, but for this proviso, be liable exceed, on a cumulative basis, an amount equal to $7 million (the “Deductible”), in which case Sellers shall only be liable under clause (i) of this Section 8.1 for the amount of such excess over such Deductible, up to a maximum total liability of Sellers under clause (i) of this Section 8.1 of fifteen percent (15%) of the Purchase Price (not including any amounts excluded under the Deductible) (the “Cap”); provided, however, that no claim for Losses may be made, and no Losses shall be applied against the Deductible, for any claim that is not in excess of $80,000; and provided, further, that the Deductible and the Cap shall not limit the Purchaser Group’s right to indemnification for any breach of any covenant in the Agreement, for any claim or Suit described in clause (iii) of this Section 8.1 or for Excluded Liabilities (including, without limitation, Pre-Closing Environmental Liabilities and Product Liability Claims).  Notwithstanding the foregoing, neither Purchaser nor any other Person shall be entitled to indemnification under this Section 8.1 for any Losses to the extent such Losses are reflected as a liability in the calculation of Closing Working Capital on the Final Working Capital Statement.

                (b)           Purchaser acknowledges and agrees that, if the Closing occurs, the sole and exclusive remedy of the Purchaser Group with respect to any and all claims for any breach of any representation, warranty, covenant or agreement set forth in this Agreement or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII; provided, that Purchaser shall be entitled to seek an injunction or other equitable relief with respect to any claims for breach of Section 5.8(b).  In furtherance of the foregoing, Purchaser hereby waives, on behalf of itself and the other members of the Purchaser Group, effective upon and subject to the occurrence of the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant or agreement set forth in this Agreement or otherwise relating to the subject matter of this Agreement it may have against Sellers and their respective affiliates, and each of their respective officers, directors, employees, stockholders, agents and Representatives arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation, except pursuant to the indemnification provisions set forth in this Article VIII.

                SECTION 8.2                 Indemnification by Purchaser.  Subject to all applicable terms and conditions of this Article VIII, Purchaser hereby agrees to indemnify Sellers and their respective affiliates and each of their respective officers, directors, employees, stockholders, agents and Representatives against, and agrees to hold them harmless from, any Losses as incurred to the extent arising from, relating to or otherwise in connection with (i) any breach of any representation or warranty of Purchaser contained in this Agreement, (ii) any breach of any covenant of Purchaser contained in this Agreement, including but not limited to, any failure by Purchaser to pay Transfer Taxes as set forth in Section 5.11(c), (iii) any Assumed Liabilities (including Intercompany Trade Payables) or (iv) subject to Section 8.3, the operation or use of the Acquired Assets or the Business, or any actions or omissions in connection therewith on or after the Closing.

                SECTION 8.3                 Procedures Relating to Third Party Claims (other than Pre-Closing Environmental Liabilities and Product Liability Claims).

                (a)                                   In order for a party hereto to be entitled to any indemnification provided for under this Agreement (the “Indemnified Party”) in respect of, arising out of or involving a claim made by any Person (other than a party hereto) against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the party required to provide indemnification under this Agreement (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim within ten (10) Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

                (b)           If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party (which counsel shall be reasonably satisfactory to the Indemnified Party) so long as the Indemnifying Party notifies the Indemnified Party that it has agreed to indemnify the Indemnified Party (subject to the limitations, if any, on indemnification set forth in this Article VIII) for any and all Losses arising out of or resulting from the Third Party Claim that it is assuming the right to conduct and control the defense within fifteen (15) Business Days of its receipt of the initial notice of the Third Party Claim, and shall do so diligently and in good faith.  If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof except as otherwise provided below.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.  The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the

Indemnifying Party has not assumed the defense.  Notwithstanding the foregoing, in connection with any Third Party Claim as to which (i) there is a material conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Third Party Claim, (ii) there are specific defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be adverse to the Indemnifying Party, (iii) the Third Party Claim is for an amount greater than the Cap (either individually or together with all other claims for indemnification subject to the Cap) or less than the Deductible (either individually or together with all other claims for indemnification subject to the Deductible) or (iv) the Third Party Claims seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party, then the Indemnified Party shall have the right, at the expense of the Indemnifying Party (subject to the Cap), to conduct and control, through counsel of its choosing (which counsel shall be reasonably satisfactory to the Indemnifying Party), the defense of such Third Party Claim and shall do so in good faith; provided, however, that in each of the foregoing cases the Indemnified Party shall have assumed the defense of the Third Party Claim, not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying party’s prior written consent (not to be unreasonably withheld or delayed) and the Indemnifying Party shall have the same right to participate in such defense, subject to the control of the Indemnified Party, at its own expense.  The Indemnified Party shall in any event defend any such matters vigorously and in good faith.

                (c)           Notwithstanding anything to the contrary herein, (i) where the provisions of Section 5.11 conflict with this Section 8.3, Section 5.11 shall control, and (ii) the provisions of Sections 8.4 and 8.5 shall govern the procedures for Third Party Claims relating to Pre-Closing Environmental Liabilities and Product Liability Claims, respectively.

                SECTION 8.4                 Environmental Liabilities.

                (a)           GP hereby agrees to indemnify the members of the Purchaser Group against, and agrees to hold each of them harmless from, all Pre-Closing Environmental Liabilities.  For the purpose of clarification, any Product Liability Claims arising from the presence of Hazardous Materials in any products or items purchased, sold, consigned, marketed, stored, delivered, distributed or transported by the Business, either Seller or any of its affiliates prior to the Closing Date are specifically excluded from this Section 8.4 and is the subject of Section 8.5; provided, that such product or item is not defined as a waste under Environmental Laws.

                (b)           Within ten (10) days of receipt of an Environmental Claim with respect to a Pre-Closing Environmental Liability or the discovery of a Pre-Closing Environmental Liability, Purchaser shall provide GP with written notice of the Environmental Claim (“Indemnified Environmental Matter”) and any supporting documentation reasonably establishing the existence of such Indemnified Environmental Matter (the “Environmental Indemnification Demand”); provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent Sellers have been actually and materially prejudiced as a result of such failure.

                (c)           GP shall be responsible for managing all Indemnified Environmental Matters, shall have the right to select counsel and consultants reasonably acceptable to Purchaser, and to challenge the underlying merits of Environmental Claims asserted against a member of the Purchaser Group for which such member seeks indemnification hereunder, including, without limitation, by initiating legal proceedings. GP shall provide Purchaser or its designees with the opportunity to review draft documents prepared in connection with each Indemnified Environmental Matter and shall reasonably consider Purchaser’s or its designees’ comments, including theories of liability or defenses.  GP shall provide all plans, reports, pleadings or other litigation-related documents in draft form to Purchaser or its designees for review in a reasonable time prior to delivering such documents to a Government Entity or claimant, and GP shall reasonably consider any of Purchaser’s or its designees’ comments.  Where Remedial Action is required, GP may choose the option that is most financially and technologically feasible; provided, that GP may not choose an option that would impose restrictive covenants or deed restrictions upon any Real Property without the consent of Purchaser or its designees, which consent shall not be unreasonably withheld taking into consideration the reasonably anticipated land use of the Real Property, minimization of disruption to operations of the Business and any potential reduction in value.

                (d)           GP shall promptly acknowledge or dispute in writing its obligation to indemnify any member of the Purchaser Group for an Indemnified Environmental Matter, but in no event later than fifteen (15) Business Days after receipt of the Environmental Indemnification Demand; provided, that any such written dispute of GP’s obligation to indemnify a member of the Purchaser Group shall set forth in reasonable detail the basis for such dispute.  If after good faith efforts, GP and the affected members of the Purchaser Group are unable to resolve their dispute, the parties shall have the opportunity to present the dispute to a committee consisting of one environmental specialist and one member of senior management from each Party with authority to bind GP or such member of the Purchaser Group, as the case may be, which persons shall endeavor to use a good faith efforts to resolve the dispute on a fair and equitable basis.  If these efforts are not successful, the dispute shall be resolved by an independent arbitrator. The independent arbitrator shall be selected from a list of three (3) persons, one (1) selected by each party and the third person (who shall be the independent arbitrator) shall be selected by the two (2) previously selected persons.  None of the persons shall have a conflict of interest with either Party unless waived in writing by both parties.  If GP and the affected member of the Purchaser Group are unable to mutually agree on procedures to conduct the arbitration, the arbitrator shall specify the arbitration procedures. The arbitrator shall be jointly retained by GP and the Purchaser, and GP and Purchaser will equally share the arbitrator’s fees and expenses.

                (e)           GP and its representatives will exercise their commercially reasonable efforts to avoid unreasonable interference with the use of the Real Property and the operation of the Business when managing a Remedial Action.

                (f)            Purchaser, on behalf of the Purchaser Group, acknowledges and agrees that the sole and exclusive remedy of the Purchaser Group with respect to any and all claims relating to any Pre-Closing Environmental Liabilities shall be pursuant to the indemnification provisions set forth in this Section 8.4.  In furtherance of the foregoing, Purchaser hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against either Seller or its affiliates and any of their respective officers, directors, employees, stockholders, agents and Representatives arising in connection with any Environmental Liabilities, except pursuant to the indemnification provisions set forth in this Section 8.4.

                SECTION 8.5         Product Liability Claim Procedures.

                                (a)           Each Seller hereby jointly and severally agrees to indemnify the members of the Purchaser Group against, and to hold them harmless from, all Losses arising from, relating to or otherwise with respect to Product Liability Claims.

                                (b)           Within thirty (30) days of receipt in writing of any asserted Product Liability Claim, Purchaser shall provide GP with written notice of such claim and any supporting documentation or other information reasonably available to Purchaser.  Such written notice shall include contact information for the Purchaser representative delivering such written notice.  Failure to give such notice shall not affect the indemnification provided under this Section 8.5, except to the extent any of Sellers has been actually and materially prejudiced as a result of such failure.  Purchaser shall promptly forward to GP any additional written materials subsequently received by Purchaser regarding the Product Liability Claim.

                                (c)           Without waiving any Seller’s right to contest its obligation to defend and indemnify the members of the Purchaser Group for any asserted Products Liability Claims pursuant to Section 8.5(h), GP shall promptly assume control and be responsible for the defense of all such Product Liability Claims for which any member of the Purchaser Group seeks indemnification under this Section 8.5, including selection and retention of counsel that shall be reasonably satisfactory to Purchaser.  Any Seller’s right to dispute its obligation to indemnify Purchaser for an asserted Product Liability Claim shall not stay, delay or otherwise relieve GP of its obligation to promptly assume the control of and responsibility for the defense of such Product Liability Claim.  GP shall in any event diligently and in good faith defend any asserted Products Liability Claims for which any member of the Purchaser Group seeks indemnification.  If a Product Liability Claim is asserted against any member of the Purchaser Group, such member may participate, subject to the control of GP pursuant to Section 8.5(e), in GP’s defense of the Product Liability Claim, at Purchaser’s own cost and expense.  Notwithstanding the foregoing, in connection with any Products Liability Claim as to which (A) GP fails to defend diligently and in good faith or (B) Purchaser (i) shall reasonably conclude that there is a material conflict of interest between it and any Seller in the conduct of the defense of such Product Liability Claim, (ii) shall reasonably conclude that there are specific defenses available to such member of the Purchaser Group that are different from or additional to those available to Sellers and which could be adverse to such member of the Purchaser Group, or (C) the Product Liability Claim seeks an order, injunction or other equitable relief or relief for other than money damages against any member of the Purchaser Group, then such member of the Purchaser Group shall have the right, at the expense of Sellers, to defend the claims against such member of the Purchaser Group, through counsel of its choosing (which counsel shall be reasonably satisfactory to GP) and shall do so diligently and in good faith; provided, however, that in each of the foregoing cases where such member of the Purchaser Group shall have assumed its own defense, such member of the Purchaser Group shall not admit any liability with respect to, or settle, compromise or discharge, such Product Liability Claim without Sellers’ prior written consent, which consent shall not be unreasonably withheld or delayed.  Subject to the control of a member of the Purchaser Group, Sellers shall have the same right to participate in the defense as a member of the Purchaser Group has to participate in GP’s defense pursuant to Section 8.5(e).  Any amounts billed and properly payable in accordance with this Section 8.5 that are not paid within thirty (30) days of receipt by GP of such invoice shall bear interest at the rate equal to the prime rate (as set forth in the “Money Rates” section of The Wall Street Journal as of such date) through the date of payment calculated on the basis of a 365 day year, plus 2.5%

                                (d)           To the extent Purchaser performs administrative services related to asserted Product Liability Claims (e.g., processing customer returns through its help desk, reloads, etc.), Purchaser shall, on a monthly basis, submit to GP for payment a billing invoice setting forth in reasonable detail the administrative services performed during such period and the corresponding amounts owed for such services.  Payment of all such amounts owed, which shall not exceed $50,000 per month, shall be remitted within thirty (30) days after the date in which GP receives Purchaser’s invoices.

                                (e)           GP shall cooperate with any member of the Purchaser Group in the defense of all asserted Product Liability Claims (subject to the execution of a suitable joint defense agreement where appropriate) by:  (i) providing Purchaser or its designees with an opportunity to review, reasonably in advance of filing, research memoranda, pleadings, motions and other documentation prepared to defend such Product Liability Claims; (ii) incorporating relevant legal arguments, points, authorities and comments provided to GP by the members of the Purchaser Group including, but not limited to, specific legal defenses that the members of the Purchaser Group seek to assert, such as defenses based on the absence of successor liability; (iii) providing reasonable advance notice to Purchaser or its designees of all calendar dates, court appearances, depositions, and witness interviews; (iv) affording Purchaser or its Representatives the opportunity to participate in litigation strategy conferences or meetings; and (v) providing status reports on all such Product Liability Claims on a quarterly basis containing sufficient information so that the Purchaser Group will be fully informed of the progress of the litigation and as otherwise may reasonably be requested in writing by the Purchaser Group.

                                (f)            The members of the Purchaser Group shall cooperate with GP in the defense of all asserted Product Liability Claims.  Such cooperation shall include the regular retention and the providing of records, data, correspondence and other information that are reasonably relevant to the defense of said Product Liability Claim and making available to GP and its retained counsel and experts involved in the defense, upon reasonable advance notice, without unreasonable interference with the operation of the Business, knowledgeable employees of Purchaser to provide information and explanation reasonably relevant to the defense of said Product Liability Claims.  At GP’s request, Purchaser shall cooperate and reasonably assist GP, at GP’s sole cost and expense, and take any reasonable steps GP may determine in its discretion to seek contribution or indemnity from a product supplier or manufacturer, with whom GP or Purchaser has or has had a relationship.

                                (g)           GP may settle any asserted Product Liability Claim made against any member of the Purchaser Group so long as such settlement involves solely the payment of money damages, there is no finding of liability on the part of any member of the Purchaser Group and such settlement includes the full release with prejudice of all members of the Purchaser Group for the Product Liability Claim.

                                (h)           In the event a Seller disputes that it has an indemnification obligation for any asserted Product Liability Claim tendered by Purchaser pursuant to Section 8.5(a), it shall promptly (but in any event within thirty (30) days after receipt of written notice of such Product Liability Claim from Purchaser) notify Purchaser in writing.  Any such notice shall set forth in reasonable detail the basis for such dispute, and, unless Purchaser otherwise agrees in writing, Sellers shall be deemed to have waived their right to dispute their obligation to indemnify for such Products Liability Claim if they shall fail to so notify Purchaser within such thirty (30) day period.

                Promptly upon receipt of such notice:

                                                (i)            The parties shall attempt in good faith to resolve promptly any controversy or claim arising out of or relating to an asserted Product Liability Claim.

                                                (ii)           If a controversy or claim should arise among the parties regarding an asserted Product Liability Claim, appropriate representatives of each party (collectively, the “Managers”) will meet at least once and will attempt to resolve the matter.  The Managers will make every effort to meet as soon as reasonably possible at a mutually agreed time and place.

                                                (iii)          If the matter has not been resolved within 20 days of their first meeting, the Managers shall refer the matter to senior executives of the parties who are not directly responsible for the administration of the relationship between the parties (collectively, the “Senior Executives”).  Thereupon, the Managers shall promptly prepare and exchange memoranda stating (i) the issues in dispute and their respective position, summarizing the evidence and arguments supporting their positions, and the negotiations which have taken place, and attaching relevant documents, and (ii) the name and title of the Senior Executive who will represent that party.  The Senior Executives shall meet for negotiations at a mutually agreed time and place within 14 days after the end of the 20-day period referred to above and thereafter as often as they deem reasonably necessary to exchange relevant information and to attempt to resolve the dispute.

                                                (iv)          If the matter has not been resolved within 30 days of the first meeting of the Senior Executives, or if either party will not meet within 30 days after the end of the 20-day period referred to in the preceding paragraph, either party may pursue any and all rights and remedies.

                                (i)            If it is determined, upon a final judgment not subject to appeal, that GP did not have an indemnification obligation with respect to any portion of an asserted Product Liability Claim, then Purchaser shall promptly pay GP any and all amounts expended on behalf of Purchaser in connection with GP’s defense obligations undertaken pursuant to Section 8.5(c).

                SECTION 8.6                 Procedures Relating to Non-Third Party Claims (other than Pre-Closing Environmental Liabilities and Product Liability Claims).  In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of a claim that does not involve a Third Party Claim, a Pre-Closing Environmental Liability or a Product Liability Claim, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party.  The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under this Agreement, except to the extent that the Indemnifying Party shall have been actually materially prejudiced by such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice).  If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction in accordance with this Agreement.

                SECTION 8.7                 Losses Net of Insurance; No Consequential Damages; Mitigation of Damages; Etc.  The amount of any Losses for which indemnification is provided under Article VIII shall be net of any amounts recovered (net of expense of recovery) by the Indemnified Party under insurance policies with respect to such Losses.  Notwithstanding anything to the contrary contained herein, no indemnification shall be provided for under Article VIII in respect of any punitive, special, exemplary or similar damages or lost profits.  In addition, no indemnification shall be provided to any party under Article VIII to the extent that any such damages for which such party is claiming indemnification could have been avoided or mitigated through the use of commercially reasonable efforts to avoid or mitigate such damages by such party; provided, that the foregoing mitigation requirement shall not be applicable to Product Liability Claims.

                SECTION 8.8                 Termination of Indemnification.  The obligation of GP to indemnify and hold harmless Purchaser or any other Person for breaches of GP’s representations and warranties shall terminate 24 months after the Closing Date except that (x) the representations and warranties made in Sections 3.8, 3.17 and 3.20 shall terminate 6 years after the Closing Date and (y) the representations set forth in Section 3.19 shall survive until termination of the applicable statute of limitations.  The obligation of Purchaser to indemnify and hold harmless Sellers or any other Person for breaches of Purchaser’s representations and warranties shall terminate 24 months after the Closing Date.  The obligations of each of GP and Purchaser, as the case may be, to indemnify the other party or parties hereto or any other Person for breaches of the covenants and agreements of either of Sellers or Purchaser, as the case may be and for indemnification with respect to Assumed Liabilities, Excluded Liabilities, Pre-Closing Environmental Liabilities and Product Liability Claims, shall survive the Closing without limitation as to time.  Notwithstanding the foregoing, the obligation of each of GP and Purchaser, as the case may be, to indemnify and hold harmless the other party or parties hereto or any other Person pursuant to this Article VIII shall not terminate with respect to any item as to which GP or Purchaser, as the case may be, shall have, before the expiration of the applicable period, previously made a claim by delivering a notice pursuant to this Article VIII (stating in reasonable detail the basis of such claim) to the other party hereto.

                SECTION 8.9                 Acknowledgment.  The indemnities provided for in this Article VIII shall not be construed as an admission or conclusion, express or implied, as to liability or damages in respect of the subject-matter of such indemnities.

                SECTION 8.10               Setoff.  The Purchaser Group may from time to time reduce any amounts owed by any of them to either Seller or their affiliates under this Agreement or any Ancillary Document by all Eligible Claim Amounts but only to the extent the aggregate of such Eligible Claim Amounts exceeds $10 million, at which point the Purchaser Group shall be entitled to reduce the amounts owed by them to Sellers and/or their respective affiliates back to the first dollar thereof.  The rights of the Purchaser Group provided for in this Section 8.10 are in addition to but without duplication of, and not in limitation of, any other right or remedy available to the members of the Purchaser Group under this Article VIII or otherwise, whether arising under this Agreement, any Ancillary Document, under applicable law, in equity, or otherwise.

                SECTION 8.11               Further Assurances.  GP will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, spin off, lease or otherwise dispose of  (or permit any affiliate of GP to sell, assign, transfer, spin-off, lease or otherwise dispose of) all or substantially all of GP’s assets (determined on a consolidated basis for GP and its subsidiaries) unless the Person formed by such merger or consolidation or the Person who acquires, by assignment, transfer, lease or other disposition, or that is the subject of the spin-off, assumes the indemnification obligations of GP hereunder.

ARTICLE IX

General Provisions

SECTION 9.1                 Notices.  All notices and other communications hereunder shall be in writing (including facsimile or similar writing) and shall be sent, delivered or mailed, addressed or faxed:

(a) if to Purchaser, to:	ABP Distribution Inc. c/o Cerberus Capital Management, L.P. 299 Park Avenue New York, New York 10171 Attn: Lenard Tessler Facsimile No.: (212) 755-3009

with a copy (which shall not constitute notice) to:	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attn: Stuart D. Freedman Facsimile No.: (212) 593-5955

(b) if to Sellers, to:	Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303 Attn: James F. Kelley Facsimile No.: (404) 487-4223

with a copy (which shall not constitute notice) to:	Troutman Sanders LLP 600 Peachtree Street, N.E. Suite 5200 Atlanta, Georgia 30308 Attn: Cal Smith Facsimile No. (404) 962-6756

Each such notice or other communication shall be given (i) by hand delivery, (ii) by nationally recognized courier service, or (iii) by facsimile, receipt confirmed.  Each such notice or communication shall be effective (x) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 9.1 (or in accordance with the latest unrevoked direction from such party); provided, that the delivery is made prior to 5:00 p.m. Eastern Standard Time on a Business Day, and if made after such time or in a non-Business Day, then such delivery shall be effective as of the next succeeding Business Day, and (y) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 9.1 (or in accordance with the latest unrevoked direction from such party), and confirmation is received; provided that, the transmission of all pages is complete prior to 5:00 p.m. Eastern Standard Time on a Business Day, and if complete after such time or on a non-Business Day, then such transmission shall be effective as of the next succeeding Business Day.

SECTION 9.2                 Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such invalid, illegal or unenforceable provision with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

SECTION 9.3                 Counterparts.  This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile) to the other parties.

SECTION 9.4                 Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the Schedules and Exhibits hereto), the Ancillary Documents, the Confidentiality Agreement and any side letters entered into by GP and Cerberus Capital Management, L.P. or its affiliates in connection with this Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof or thereof and (b) are not intended to confer upon any Person (other than the parties identified herein, the parties entitled to indemnification under Article VIII and their respective successors and permitted assigns) any rights or remedies hereunder.

SECTION 9.5                 Attachments.  Every Schedule and Exhibit referred to in this Agreement is incorporated into this Agreement by reference.  Sellers and Purchaser acknowledge and agree that (i) the Schedules that are arranged in sections corresponding to the sections and paragraphs of Article III shall qualify the corresponding representations and warranties of Sellers contained in Article III; (ii) inclusion of information in the Schedules shall not be construed as an admission that such information is material to the operation and use of the Acquired Assets or the Business or the results of operations or financial condition of any of Sellers or Purchaser or any of their respective affiliates; (iii) any matter disclosed pursuant to one provision, subprovision, section or subsection of the Schedules shall be deemed disclosed for all purposes of the Schedules to the extent the Agreement requires such disclosure but only to the extent that the relevance of such information to such other Schedule is reasonably apparent in the Schedule on which such information is disclosed; and (iv) Schedule titles inserted on the Schedules are for convenience of reference only and shall to no extent have the effect of amending or changing the express description of such Schedules as set forth in the Agreement.

SECTION 9.6                 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely in the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

SECTION 9.7                 Consent to Jurisdiction.  Each of Purchaser and Sellers irrevocably submits to the exclusive jurisdiction of (a) the State Court of Georgia, Fulton County and (b) the United States District Court for the Northern District of Georgia located in Atlanta, Georgia, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each of Purchaser and Sellers further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 9.1 shall be effective service of process for any action, suit or proceeding in Georgia with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of Purchaser and Sellers irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the State Court of Georgia, Fulton County, or (b) the United States District Court for the Northern District of Georgia, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 9.8                 Publicity.  From the date of this Agreement through the Closing, neither Sellers nor Purchaser shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party or parties hereto, which consent shall not be unreasonably withheld, except as such release or announcement may be required by law or the rules or regulations of a national securities exchange in the United States, in which case the party required to make the release or announcement shall allow the other party or parties reasonable time to comment on such release or announcement in advance of its issuance.

SECTION 9.9                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder (including any rights, interests or obligations under Article VIII) shall be assigned by any party hereto without the prior written consent of the other party or parties hereto; provided, that Purchaser, its subsidiaries or affiliates may assign its rights hereunder (including any rights hereunder (including any rights under Article VIII)) (i) as collateral security for any financing of Purchaser, subsidiary or affiliate or (ii) the purchaser of all or substantially all of the assets of Purchaser, such subsidiary or affiliate.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 9.10               Designated Affiliates.  Purchaser may, at any time prior to the Closing at its sole discretion but upon prior notice, assign its rights to purchase any or all of the Acquired Assets or any other rights under this Agreement to one or more of its subsidiaries or other affiliates; provided, however, that such Person assumes and agrees to perform, discharge and satisfy all of Purchaser’s liabilities, duties and obligations hereunder; and provided, further, that Purchaser shall not be released and shall remain primarily liable for and obligated to perform, discharge and satisfy all of the liabilities, duties and obligations of the purchasing entities hereunder.  For purposes of this

Agreement, Purchaser and its subsidiaries or affiliates to whom it assigns such rights, if applicable, shall collectively be referred to herein as “Purchaser.”

SECTION 9.11 Remedies; Specific Performance.  The parties hereto acknowledge that money damages would not be an adequate remedy at law if any party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law, in equity or, after the Closing, as provided in Article IX, shall be entitled to seek to compel specific performance of the obligations of any other party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.  No remedy shall be exclusive of any other remedy.  All available remedies shall be cumulative.

ARTICLE X

Definitions

SECTION 10.1               Definitions.  The following terms shall have the respective meanings set forth below throughout this Agreement:

“Accounts Receivable” has the meaning set forth in Section 1.2(a)(iii).

“ACM” means, collectively, asbestos and asbestos containing materials.

“Acquired Assets” has the meaning set forth in Section 1.2(a).

“Acquired Computer Hardware” has the meaning set forth in Section 1.2(a)(vii).

“Acquired Computer Hardware Contracts” has the meaning set forth in Section 1.2(a)(viii).

“Acquired GP Licensed Computer Software” has the meaning set forth in Section 1.2(a)(x).

“Acquired GP Owned Computer Software” has the meaning set forth in Section 1.2(a)(ix).

“Acquired GP Owned Computer Software Components” has the meaning set forth in Section 5.12(c).

“Agreement” means this Asset Purchase Agreement, made and entered into as of the date hereof, by and among Sellers and Purchaser.

“Agreement Concerning Private Label Agreements” has the meaning set forth in Section 5.13.

“Ancillary Documents” means, collectively, all agreements between either or both of Sellers, on the one hand, and Purchaser, on the other hand, including the Transition Services Agreement, IT Support Services Agreement, Human Resources Agreement, Master Supply Agreement, the Real Property Agreement and Agreement Concerning Private Label Agreements.

“Assumed Benefit Plan” has the meaning set forth in Section 3.17(a).

“Assumed Liabilities” has the meaning set forth in Section 1.3(a).

“Business” means the building products distribution business as presently conducted by Sellers through GP’s building products distribution operating segment.

“Business Computer Software” has the meaning set forth in Section 3.24(e).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.

“Business Employee” means any current or former employee of either Seller whose duties primarily relate to the Business.

“Business Intellectual Property” means, collectively, the Owned Business Intellectual Property and the Licensed Business Intellectual Property.

“Business Intellectual Property Contracts” shall mean all agreements concerning the Business Intellectual Property, including, without limitation, (i) agreements granting either Seller rights to use the Licensed Business Intellectual Property, (ii) agreements granting rights to use Owned Business Intellectual Property and (iii) Trademark coexistence agreements, Trademark consent agreements and nonassertion agreements.

“CCA” means, collectively, chromated copper arsenate and chromated copper arsenate containing materials.

“Cap” has the meaning set forth in Section 8.1(a).

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Deadline” has the meaning set forth in Section 7.1(a)(ii).

“Closing Working Capital” has the meaning set forth in Section 2.3(b).

“Closing Working Capital Statement” has the meaning set forth in Section 2.3(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Computer Hardware” means any computer hardware, equipment and peripherals of any kind and of any platform, including desktop and laptop personal computers, handheld computerized devices, mid-range and mainframe computers, process control and distributed control systems, and network telecommunications equipment.

“Computer Software” means any and all computer programs, including operating system and applications software, implementations of algorithms, and program interfaces, whether in source code or object code and all documentation, including user manuals relating to the foregoing.

“Confidentiality Agreement” means that certain confidentiality letter agreement by and between Cerberus Capital Management, L.P. and GP, dated October 24, 2003.

“Contracts” has the meaning set forth in Section 1.2(a)(xiv).

“Copyrights” shall mean published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefore, and all renewals, extensions, restorations and reversions thereof, and any and all claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including without limitation rights to recover for past, present and future violations thereof.

“CPA Firm” has the meaning set forth in Section 2.3(c).

“CTA” means the Connecticut Transfer Act, G.C.S. § 229-134 et seq.

“Data” has the meaning set forth in Section 1.2(a)(xi).

“Deductible” has the meaning set forth in Section 8.1(a).

“Disabling Devices” shall mean Computer Software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data.

“Eligible Claim Amount” means (i) prior to a Rating Threshold Occurrence Date, the aggregate amount of all Losses incurred by the Purchaser Group in respect of Third Party Claims relating to Pre-Closing Environmental Liabilities and Product Liability Claims remaining unpaid for more than 30 days after the effective date of either (a) a final nonappealable order of a court of competent jurisdiction or (b) a written settlement agreement signed by either Seller, and (ii) after a Rating Threshold Occurrence Date, (x) the aggregate amount of all Losses incurred by the Purchaser Group in respect of Third Party Claims relating to Pre-Closing Environmental Liabilities and Product Liability Claims remaining unpaid for more than 30 days after the effective date of an order of a court of competent jurisdiction (even if still appealable) or written settlement agreement and (y) the aggregate of all Third Party Claims actually filed against the Purchaser Group relating to Pre-Closing Environmental Liabilities or Product Liability Claims, the Losses with respect to which have not been reduced to a court order or written settlement agreement, in the maximum amount of such Third Party Claims, or, if the maximum amount of any such Third Party Claim is not specified in the filing, the Eligible Claim Amount with respect to such Third Party Claim shall be the amount of Losses with respect to such Third Party Claim estimated by Purchaser, acting in a commercially reasonable manner; provided, however, that to the extent any setoff is made by any member of the Purchaser Group pursuant to clause (ii) above, and it is ultimately determined by a final nonappealable order of a court of competent jurisdiction, or a written settlement agreement signed or consented to in writing by Purchaser, that Sellers did not have an indemnification obligation with respect to all or any portion of the amount set off by such member of the Purchaser Group, such member of the Purchaser Group shall pay to GP any amount so set off for which it was determined that GP did not have an indemnification obligation.

“Employee List” has the meaning set forth in Section 3.20(g).

“Environmental Claims” refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or Releases of Hazardous Materials or Environmental Conditions.

“Environmental Conditions” mean violations of Environmental Laws or the presence of Hazardous Materials in soil, subsurface, surface water or groundwater on, in, under or from the Real Property that legally require Remedial Action.

“Environmental Indemnification Demand” has the meaning set forth in Section 8.4(b).

“Environmental Laws” means any Federal, state, interstate or local statute, law, regulation, rule or ordinance now or hereafter in effect (except as applied to the representations and warranties contained in Section 3.18 which will be those Environmental Laws in effect on the Closing Date) and which is applicable to the Acquired Assets imposing liability including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act (“CAA”), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act (“CWA”), 33 U.S.C. 1251 et seq., as amended; the Toxic Substance Control Act (“TSCA”) 15 U.S.C. 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”), 7. U.S.C. 136 et seq.; and the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. 655 et seq., as amended.

“Environmental Liability” means any monetary obligations, losses, liability (including strict liability), damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim filed by any Governmental Entity or any third party which relate to any violations of Environmental Laws, Remedial Actions, Releases or threatened Releases of Hazardous Materials, or Environmental Conditions in connection with (i) the operation of the Business, Acquired Assets, any Real Property presently or formerly owned by any Seller or a predecessor in interest, and (ii) any facility which received Hazardous Materials generated by the Business or Acquired Assets or a predecessor in interest..

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning set forth in Section 1.2(b).

“Excluded Liabilities” has the meaning set forth in Section 1.3(b).

“Exhibits” means the exhibits listed in the table of contents of this Agreement as attached hereto.

“Final Allocation” has the meaning set forth in Section 5.11(a).

“Final Closing Working Capital” has the meaning set forth in Section 2.3(c).

“Final Working Capital Statement” has the meaning set forth in Section 2.3(c).

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“GP” means Georgia-Pacific Corporation, a Georgia corporation.

“GPBMS” means Georgia-Pacific Building Materials Sales, Ltd., a New Brunswick corporation.

“GP Guarantees” has the meaning set forth in Section 5.19.

“GP Insurance Policies” has the meaning set forth in Section 5.18.

“GP Owned Computer Software” means the Computer Software created by or on behalf of GP or any of its affiliates and owned by GP or any of its affiliates.

“GP Trademarks” has the meaning set forth in Section 5.17(a).

“Hazardous Material” means any substance or material that has been defined as a “hazardous material,” “hazardous substance,” hazardous waste” or words of similar import, under any Environmental Law and any other waste substance or material that is regulated under any Environmental Law, including petroleum, petroleum products, waste ACM, polychlorinated biphenyls and waste CCA.

“Historical GAAP Financial Statements” has the meaning set forth in Section 5.24.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements act of 1976, as amended.

“Human Resources Agreement” has the meaning set forth in Section 5.13.

“Income Tax” means any Tax on or determined by reference to net income, revenue or equity.

“Included GP Owned Computer Software” has the meaning set forth in Section 5.12(a).

“Included Licensed Computer Software” has the meaning set forth in Section 5.12(b).

“Indemnified Environmental Matter” has the meaning set forth in Section 8.4(b).

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“Industry” means the building products and the building products distribution industries, collectively.

“Intellectual Property” shall mean Trademarks, Patents, Copyrights and Trade Secrets.

“Intercompany Accounts” means intercompany payables, receivables, accounts, indebtedness and other liabilities between either of Sellers or its affiliates, on the one hand, and the Business, on the other hand; provided, however, that for purposes of clarity, the term, “Intercompany Accounts” shall not include Intercompany Trade Payables.

“Intercompany Trade Payables” means those certain intercompany accounts payable of the Business as set forth in the line item “Accounts Payable - GP” on Schedule 2.3(a).

“Inventory” has the meaning set forth in Section 1.2(a)(ii).

“ISRA” means New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et. seq.

“IT Support Services Agreement” has the meaning set forth in Section 5.13.

“Knowledge” means, with respect to GP or Sellers, the actual (as opposed to constructive, implied or imputed) knowledge, after reasonable inquiry, of the Persons listed on Schedule 10.1(a), and, with respect to Purchaser, the actual (as opposed to constructive, implied or imputed) knowledge, after reasonable inquiry, of the Persons listed on Schedule 10.1(b).

“Lease” has the meaning set forth in Section 1.2(a)(i).

“Leased Real Property” has the meaning set forth in Section 3.9(a).

“License” has the meaning set forth in Section 5.12(a).

“Licensed Business Intellectual Property” means Intellectual Property owned by Persons other than Sellers and used under license or other permission that is primarily related to or primarily used in the operation of the Business.

“Licensed Computer Software” means the Computer Software licensed by GP or any of its affiliates from a third party.

“Lien” means mortgages, liens, claims, security interests, easements, rights of way, pledges, restrictions or encumbrances of any nature whatsoever.

“Listed Contract” has the meaning set forth in Section 3.15(b).

“Losses” has the meaning set forth in Section 8.1(a).

“Master Supply Agreement” has the meaning set forth in Section 5.13.

“Material Adverse Effect” means a material and adverse effect on the business, assets, properties, operations, financial condition or results of operations of the Acquired Assets or the Business taken as a whole; provided, however, that the following shall not be taken into account in determining whether there has been or would be a “Material Adverse Effect”: (i) any adverse changes or developments resulting from conditions affecting the United States or any foreign economy generally; (ii) any adverse changes or developments that are primarily caused by conditions affecting the Industry generally unless such changes or developments disproportionately affect the Acquired Assets or the Business; (iii) any adverse changes or developments in the laws, regulations, rules or orders of any Governmental Entity; (iv) any adverse changes or developments that are attributable to seasonal fluctuations in the Industry; (v) any acts of war, insurrection, sabotage or terrorism unless such changes or developments disproportionately affect the Acquired Assets or the Business; and (vi) any adverse changes or developments arising primarily out of, or resulting primarily from, actions taken by any party in connection with (but not in breach of) this Agreement and the transactions contemplated hereunder, or which are primarily attributable to the announcement of this Agreement and the transactions contemplated hereby or the identity of Purchaser (including, to the extent so attributable, any litigation, employee attrition, any loss or postponement of business resulting from the termination or modification of any vendor, customer or other business relationships, any delay of customer orders or otherwise, as well as any corresponding change in the margins, profitability or financial condition of such party); provided, further, that the failure by either Seller or its affiliates to meet their respective internal revenue or earnings predictions or expectations with respect to the Business for any period ending or for which earnings are released on or after the date of this Agreement shall not in and of itself be deemed to constitute a Material Adverse Effect.

“Material Business Permits’ has the meaning set forth in Section 3.4(b).

“Necessary Consents” has the meaning set forth in Section 5.12(b).

“Necessary Data” has the meaning set forth in Section 1.2(a)(xi).

“Objection” has the meaning set forth in Section 2.3(c).

“Objection Notice” has the meaning set forth in Section 5.11(a).

“Owned Business Intellectual Property” means (i) the Specified Brands and (ii) the Patents, Copyrights and Trade Secrets owned by either Seller or its affiliates and relating solely to and used solely in the operation of the Business; provided, however, that the term “Owned Business Intellectual Property” shall not include Computer Hardware, Computer Software or Data, the parties intending that such items be governed exclusively by the provisions of this Agreement addressing information technology, it being understood however that, notwithstanding anything to the contrary herein, any transfer, assignment or license of Computer Software, Computer Hardware or Data hereunder or under any Ancillary Document shall automatically include (subject to the co-ownership provisions of Section 5.12(c) and (d), as applicable) the transfer, assignment or license, as applicable, of any Patents, Copyrights, Trade Secrets and other intellectual property rights appurtenant thereto that are owned by either Seller or its affiliates, without further action required on the part of Sellers or Purchaser or their respective affiliates, and without further obligation on the part of Purchaser or its affiliates except as may be specified in the provisions of this Agreement addressing information technology.

“Owned Real Property” means all real property and other interests in real property of each Seller as described in the Real Property Agreement.

“Patents” shall mean all inventions, improvements and discoveries and all unexpired patents, letters, and applications therefor, including without limitation division, continuation, and continuations-in-part, applications, and including without limitation renewals, extensions and reissues thereof, and any and all claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including without limitation rights to recover for past, present and future violations thereof.

“Permits” has the meaning set forth in Section 1.2(a)(xiii).

“Permitted Liens” means (i) Liens disclosed on Schedule 10.1(c), (ii) mechanics’, carriers’, workmen’s, repairmen’s and other like Liens arising or incurred in the ordinary course of business, (iii) Liens for Taxes, assessments and other governmental charges that are not yet due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings, (iv) Liens reflected in the financial statements set forth on Schedule 3.5(a) and/or Schedule 3.5(b) and the notes thereto (other than Liens securing Excluded Liabilities), (v) Liens arising under conditional sales contracts or as purchase money security interests for the purchase or lease of personal property, and (vi) imperfections of title and other Liens that do not materially and adversely affect the value or use of any such underlying asset.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association or other entity, including any Governmental Entity.

“Personal Property” has the meaning set forth in Section 1.2(a)(iv).

“Petty Cash” has the meaning set forth in Section 1.2(a)(xvi).

“Pre-Closing Environmental Liabilities” means any Environmental Liabilities arising from Environmental Conditions prior to the Closing Date whether known or unknown, or asserted or unasserted.

“Pre-Closing Tax Periods” means taxable periods ending on or before the Closing Date and for the portion ending on the Closing Date of any taxable period that includes but does not end on the Closing Date.

“Product Liability Claims” means any Third Party Claim for Losses arising out of, relating to or otherwise in any way in respect of claims for personal injury, wrongful death or property damage resulting from exposure to, or any other warranty claims, refunds, rebates, property damage, product recalls, defective material claims, merchandise returns and/or any similar claims with respect to, products or items purchased, sold, consigned, marketed, stored, delivered, distributed or transported by the Business, either Seller or any of its affiliates prior to the Closing Date, whether such claims are known or unknown or asserted or unasserted at the Closing Date including, without limitation, claims, obligations or liabilities relating to the presence of alleged presence of ACM, formaldehyde containing materials, Hazardous Materials or CCA in any product or item purchased, sold, marketed, stored, delivered, distributed or transported by Sellers, their affiliates or the Business prior to the Closing Date; provided that, for purposes of clarity the definition of “Product Liability Claims” shall not apply to Inventory acquired by Purchaser on the Closing Date.

“Prorated Charges” has the meaning set forth in Section 5.14.

“Proposed Allocation” has the meaning set forth in Section 5.11(a).

“Purchase Price” has the meaning set forth in Section 1.4.

“Purchaser” means ABP Distribution Inc., a Georgia corporation.

“Purchaser Confidential Information” has the meaning set forth in Section 5.8(b).

“Purchaser Group” has the meaning set forth in Section 8.1(a).

“Rating Threshold Occurrence Date” means the date on which the senior unsecured debt rating of GP shall cease to be equal to or greater than either “B-” from Standard & Poors’ Corporation or “B3” from Moody’s Investors Service Inc.

“Real Property” means, collectively, Owned Real Property and Leased Real Property.

“Real Property Agreement” has the meaning set forth in Section 5.13.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

“Registered” with respect to Intellectual Property means currently issued, registered, renewed with a governmental authority, or the subject of a pending application therefor.

“Remedial Action” means any response action, removal action, remedial action, corrective action, monitoring program, sampling program, investigation or other actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, or evaluate Hazardous Materials in the environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions defined in 42 U.S.C. 9601.

“Representatives” has the meaning set forth in Section 5.7.

“Schedules” means the schedules referred to in this Agreement as attached hereto.

“Seller Benefit Plans” has the meaning set forth in Section 3.17.

“Seller Confidential Information” has the meaning set forth in Section 5.8(c).

“Seller Multiemployer Plans” has the meaning set forth in Section 3.17(a).

“Sellers” means, collectively, Georgia-Pacific Corporation, a Georgia corporation, and Georgia-Pacific Building Materials Sales, Ltd., a New Brunswick corporation.

“Special Purpose Historical Financial Statements” has the meaning set forth in Section 3.5(a).

“Specified Brands” has the meaning set forth in Section 1.2(a)(v).

“Suits” has the meaning set forth in Section 3.13(c).

“Support Services” has the meaning set forth in the IT Support Services Agreement.

“Tanks” has the meaning set forth in Section 5.21.

“Target Working Capital” has the meaning set forth in Section 2.3(a).

“Tax” means all Federal, state, foreign or other governmental taxes, assessments, duties, fees, levies or similar charges of any kind, including all income, profit, franchise, excise, property, use, intangibles, sales, payroll, employment, withholding and other taxes, and including all interest and penalties imposed with respect to such amounts.

“Tax Return” means any return, report, form or other information filed with any taxing authority with respect to Taxes.

“Third Party Claim” has the meaning set forth in Section 8.3(a).

“Top 10 Distribution Customer” has the meaning set forth in Section 3.21(a).

“Top 20 Customer” has the meaning set forth in Section 3.21(a).

“Top 20 Supplier” has the meaning set forth in Section 3.21(a).

“Trade Secrets” shall mean trade secrets and confidential and proprietary information and know-how, including without limitation confidential processes, procedures, schematics, formulae, drawings, prototypes, models, designs and customer lists, and any and all claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including without limitation rights to recover for past, present and future violations thereof.

“Trademarks” shall mean trademarks, service marks, brand names, certification marks, collective marks, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, all goodwill associated therewith and symbolized thereby, including without limitation all extensions, modifications and renewals of same, and any and all claims or causes of action arising out of or related to any infringement, misappropriation, dilution or other violation of any of the foregoing, including without limitation rights to recover for past, present and future violations thereof.

“Transfer Taxes” has the meaning set forth in Section 5.11(c).

“Transferring Employees” has the meaning set forth in the Human Resources Agreement.

“Transition Services Agreement” has the meaning set forth in Section 5.13.

“Working Capital” has the meaning set forth on Schedule 2.3.

SECTION 10.2               Construction and Interpretation of Certain Terms and Phrases.  Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the phrases “ordinary course of the operation of the Business” and “ordinary course of the operation of the Business consistent with past practice” refer to the ordinary course of business and practice of Sellers in connection with the Business and the Acquired Assets in a consistent manner.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  For purposes of any indemnification provision in this Agreement, the word “expenses” shall mean out-of-pocket expenses, and shall not include any allocations of internal salaries and other expenses.  Whenever the words “included,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

GEORGIA-PACIFIC CORPORATION

By:	/s/ David J. Paterson
	Name:	David J. Paterson
	Title:	Executive Vice President-Building Products

GEORGIA-PACIFIC BUILDING MATERIALS SALES, LTD.

By:	/s/ David J. Paterson
	Name:	David J. Paterson
	Title:	Executive Vice President-Building Products

ABP DISTRIBUTION INC.

By:	/s/ Lenard Tessler
	Name:	Lenard Tessler
	Title:	President